EXHIBIT 10.2
EXECUTION COPY
TERM LOAN AGREEMENT
dated as of
July 3, 2008
among
ALON REFINING LOUISIANA, INC.,
ALON REFINING KROTZ SPRINGS, INC.,
THE LENDERS PARTY HERETO
and
CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Bookrunner and Sole Lead Arranger
[CS&M Ref. No. 05865-445]

 i

SCHEDULES:

Schedule 1.01	-	Excluded Mortgaged Properties
Schedule 2.01	-	Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.10	-	ExxonMobil Pipeline Supply Contracts
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leasehold Real Property
Schedule 3.20(c)	-	Pipeline Rights of Way; Easements
Schedule 5.02	-	Insurance Requirements
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Holdings Subordination Agreement
Exhibit F	-	Form of Intercreditor Agreement
Exhibit G	-	Form of Perfection Certificate

v

     TERM LOAN AGREEMENT dated as of July 3, 2008, among ALON REFINING LOUISIANA, INC., a corporation organized under the laws of the State of Delaware (“Holdings”); ALON REFINING KROTZ SPRINGS, INC., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Holdings (the “Borrower”); the Lenders; and CREDIT SUISSE, Cayman Islands Branch, as the Administrative Agent and the Collateral Agent.
          WHEREAS the Borrower has entered into the Stock Purchase Agreement (such term and each other capitalized term used but not defined in the preamble above or in these recitals having the meaning assigned to it in Article I), pursuant to which it will acquire (the “Acquisition”) from Valero Refining and Marketing Company, a corporation organized under the laws of the State of Delaware (the “Seller”), all the issued and outstanding Equity Interests of Valero Refining Company-Louisiana, a corporation organized under the laws of the State of Delaware (the “Acquired Company”), which owns a refinery located in Krotz Springs, Louisiana (the “Krotz Springs Refinery”) and assets related thereto, for an aggregate consideration of $333,000,000 in cash (the “Acquisition Consideration”), subject to adjustment as set forth therein;
          WHEREAS immediately following the consummation of the Acquisition, the Borrower will merge with and into the Acquired Company, with the Acquired Company being the surviving person in such merger (the “Merger”);
          WHEREAS in connection with the Acquisition, the Borrower will enter into the Revolving Credit Agreement, which shall provide, subject to the terms and conditions thereof, for asset based revolving extensions of credit in an initial aggregate principal amount of $400,000,000;
          WHEREAS in connection with the Acquisition, the Borrower has entered into the Crack Spread Hedging Agreement and, as support for the Borrower’s obligations thereunder, the Borrower will deposit for the benefit of the Crack Spread Hedging Counterparty cash collateral in an amount of $50,000,000; and
          WHEREAS in connection with the foregoing, the Borrower has requested the Lenders to extend credit in the form of Loans in an aggregate principal amount of not more than $302,000,000, the proceeds of which will be used solely to finance, in part, the Acquisition Consideration, the Crack Spread Hedging Cash Collateral and the Transaction Costs.
          NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions; Construction
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABL Availability” shall have the meaning assigned to the term “Availability” in the Revolving Credit Agreement, and shall be determined in a commercially reasonable manner pursuant to the terms of the Revolving Credit Agreement, or any replacement credit agreement in respect of the Permitted ABL Facility.
          “ABL Availability Deficit” shall be deemed to exist at any time when the ABL Availability at such time is less than the ABL Availability Threshold at such time; provided, however, that an ABL Availability Deficit shall be deemed not to exist at any time the Revolving Credit Agreement, or any replacement credit agreement in respect of the Permitted ABL Facility, shall not contain a limitation on prepayments of Loans under Section 2.13(b) based on the “Availability” thereunder.
          “ABL Availability Threshold” shall mean, at any time, an amount equal to the lesser of (a) 10.0% of the aggregate principal amount of the revolving commitments under the Permitted ABL Facility in effect at such time and (b) $53,500,000; provided, however, that, at any time the Revolving Credit Agreement, or any replacement credit agreement in respect of the Permitted ABL Facility, shall not contain a limitation on prepayments of Loans under Section 2.13(b) based on the “Availability” thereunder, the ABL Availability Threshold at such time shall be zero.
          “ABL Event of Default” shall mean (a) an “Event of Default” under, and as defined in, the Revolving Credit Agreement, or any replacement credit agreement in respect of the Permitted ABL Facility, or (b) a “Default” under, and as defined in, the Revolving Credit Agreement, or any replacement credit agreement in respect of the Permitted ABL Facility, in respect of (i) failure by the Borrower to deliver its financial statements as required under the terms thereof or (ii) an involuntary bankruptcy proceeding commenced in respect of the Borrower, in each case, except where such Event of Default or such Default shall have been waived pursuant to the Revolving Credit Agreement or any replacement credit agreement in respect of the Permitted ABL Facility, as the case may be, or the event, circumstance or occurrence giving rise thereto shall have been cured or remedied.
          “ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Acquired Company” shall have the meaning assigned to such term in the recitals.
          “Acquisition” shall have the meaning assigned to such term in the recitals.
          “Acquisition Consideration” shall have the meaning assigned to such term in the recitals.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent” shall mean Credit Suisse, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly or indirectly Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also mean any person that is an executive officer or director of the person specified, any person that directly or indirectly beneficially owns Equity Interests in the person specified representing 5% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the person specified and any person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).
          “Agents” shall have the meaning assigned to such term in Article VIII.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent, in each case after its commercially reasonable efforts, to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Annual Compensation Incentive Amount” shall have the meaning assigned to such term in Section 6.08(a).
          “Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 7.50% per annum or (b) with respect to any ABR Loan, 6.50% per annum.
          “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arranger” shall mean Credit Suisse Securities (USA) LLC, in its capacity as the sole bookrunner and sole lead arranger for the credit facilities provided for herein.
          “Asset Sales Collateral Account” shall have the meaning assigned to such term in Section 2.13(a).
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, with the consent of any person whose consent is required by Section 9.04, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
          “Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” shall have the meaning assigned to such term in the preamble hereto. From and after the effective time of the Merger, all references in this Agreement and the other Loan Documents to the Borrower shall be deemed to be references to the Acquired Company.
          “Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B or such other form as shall be reasonably acceptable to the Administrative Agent.
          “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to remain closed; provided, however, that when used in connection with a Eurodollar Loan, the term

“Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any Casualty to or Condemnation of such assets to the extent such expenditures are made with insurance proceeds or Condemnation Proceeds received in respect of any such Casualty or Condemnation, (ii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Borrower or any of its consolidated subsidiaries, and (iii) any such expenditures in the form of earnout payments under the Earnout Agreement, (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Borrower and its consolidated subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected in the consolidated statement of cash flows of the Borrower as additions to property, plant and equipment and (c) costs incurred with respect to turnarounds, catalysts, licensing, imaging and other operating costs of the Borrower and its consolidated subsidiaries that are (or should be) classified as deferred assets in accordance with GAAP.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
          “Cash Available for Debt Service” shall mean, for any period, the Consolidated EBITDA for such period, minus the sum of (a) Capital Expenditures made by the Borrower and its consolidated subsidiaries in cash during such period and (b) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, consolidated income tax cash expense for such period, all determined on a consolidated basis in accordance with GAAP.
          “Casualty” shall mean any event of damage or casualty relating to all or part of the Krotz Springs Refinery.
          “Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority.
          “Charges” shall have the meaning assigned to such term in Section 9.09.
          “Closing Date” shall mean the date of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986.
          “Collateral” shall mean any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.
          “Collateral Agent” shall mean Credit Suisse, Cayman Islands Branch, in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.
          “Colonial Pipeline” shall mean the Colonial Pipeline system operated by the Colonial Pipeline Company.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
          “Commitment Fee Payment Date” shall have the meaning assigned to such term in Section 2.05(a).
          “Commitment Letter” shall mean the letter agreement dated May 8, 2008, among Parent, the Borrower, Credit Suisse Securities (USA) LLC and Credit Suisse.
          “Commodity Agreement” shall mean in respect of a person any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such person against fluctuations in commodity or raw materials prices, other than hydrocarbons or products refined therefrom.
          “Compliance Certificate” shall mean a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent.
          “Condemnation” shall mean any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority or any other person relating to all or part of the Krotz Springs Refinery.
          “Condemnation Proceeds” shall have the meaning assigned to such term in Section 10.03.
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 19, 2008.
          “Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (and, in any event, including any unused line fees payable during such period in respect of the Permitted ABL Facility), (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower and its consolidated subsidiaries to the extent such costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (other than the debt issuance costs incurred on or prior to the Effective Date in connection with entering into this Agreement and the Revolving Credit Agreement) and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) without duplication and to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), determined on a consolidated basis in accordance with GAAP, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) the Transaction Costs, (v) any non-recurring loss to the extent the Borrower or any of its consolidated subsidiaries has received during such period in cash an indemnification payment in respect of such loss pursuant to the indemnification provisions of the Stock Purchase Agreement, (vi) the earnout payments made during such period pursuant to the Earnout Agreement and (vii) any noncash charges for such period (excluding any bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period); provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; plus (b) without duplication and to the extent not included in determining such Consolidated Net Income, all cash proceeds of business interruption insurance received by the Borrower or any of its consolidated subsidiaries during such period; and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period and (ii) noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for, or cash reserves for, anticipated cash charges in any prior period), all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA for any period shall be calculated to exclude, to the extent otherwise reflected in Consolidated Net Income for such period, any unrealized non-cash gain or loss for such period in respect of Hedging Agreements resulting form the application of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or a successor thereto, and the related tax effects. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be $41,700,000, $41,700,000 and $41,700,000 for the fiscal quarters ended June 30, 2008, March 31, 2008 and December 31, 2007, respectively. For purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any of its consolidated subsidiaries shall have consummated a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(b).
          “Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any person (other than the Borrower) that is not a consolidated subsidiary of the Borrower, except to the extent of the amount of cash dividends or similar cash distributions actually paid by such person to the Borrower or, subject to clauses (b) and (c) below, any consolidated subsidiary of the Borrower during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated subsidiary of the Borrower to the extent that the declaration or payment of cash dividends or similar cash distributions by such subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by the operation of the terms of the organizational documents of such subsidiary, any agreement or other instrument binding upon such subsidiary or any law applicable to such subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income of, and any amounts referred to in clause (a) above paid to, any consolidated subsidiary of the Borrower that is not wholly owned by the Borrower, to the extent such income or amounts are attributable to the noncontrolling interest in such subsidiary.
          “Contingent Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Control Agreement” shall mean, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.
          “Crack Spread Hedging Agreement” shall mean the agreement dated as of July 3, 2008, between Credit Suisse Energy LLC and the Borrower, together with the schedules and exhibits thereto.
          “Crack Spread Hedging Cash Collateral” shall mean not more than $50,000,000 in cash deposited by the Borrower with, or for the benefit of, (a) the Crack Spread Hedging Counterparty as support for the Borrower’s obligations under the Crack Spread Hedging Agreement or (b) the issuer of the Crack Spread Hedging Support LC as support for the Borrower’s obligations under the Crack Spread Hedging Support LC as the account party thereunder.
          “Crack Spread Hedging Counterparty” shall mean Credit Suisse Energy LLC, or any successor or assignee thereof that becomes a party to the Crack Spread Hedging Agreement.
          “Crack Spread Hedging Support LC” shall mean a letter of credit in a face amount of not more than $50,000,000 issued for the benefit of the Crack Spread Hedging Counterparty as support for the Borrower’s obligations under the Crack Spread Hedging Agreement.
          “Currency Agreement” shall mean in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.
          “Debt Service Payments” shall mean, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period and (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and its subsidiaries (other than payments made to the Borrower or any of its subsidiaries).
          “Debt Service Reserve Account” shall mean a debt service reserve cash collateral account over which the Administrative Agent shall have sole control and exclusive rights of withdrawal.
          “Debt Service Reserve Account Requirement” shall mean the requirement that the aggregate amount deposited by the Borrower into the Debt Service Reserve Account pursuant to Section 2.23(a) shall be at least $16,000,000.

          “Debt Service Reserve Deficit” shall be deemed to exist at any time when the sum of (a) the aggregate amount on deposit in the Debt Service Reserve Account at such time and (b) the aggregate amount available to be drawn under any Debt Service Support LC in effect at such time shall be less than $16,000,000.
          “Debt Service Support LC” shall mean an irrevocable standby letter of credit issued, on account of the Borrower, in favor of the Administrative Agent, in form and substance (including as to the expiration and automatic renewal, if any, thereof) reasonably satisfactory to the Administrative Agent; provided that such letter of credit is not issued under, and is not otherwise outstanding under, the Permitted ABL Facility. At the time of the issuance of a Debt Service Support LC, the issuer thereof shall be a bank the senior long-term indebtedness for borrowed money that is unsecured, not guaranteed and not subject to any other credit enhancement of which is rated at least “A” (or the equivalent) by S&P and at least “A2” (or the equivalent) by Moody’s (or another bank acceptable to the Administrative Agent).
          “Debt Service Support LC Amount” shall mean (a) in respect of the Debt Service Support LC referred to in Section 2.24(a), the aggregate amount of funds on deposit in the Debt Service Reserve Account at the time of the transfer of such funds pursuant to Section 2.24(a) and (b) in respect of any replacement letter of credit referred to in Section 2.24(b) or 2.24(c), the undrawn amount of the Debt Service Support LC in respect of which such replacement letter of credit is issued.
          “Debt Service Support LC Cash Collateral” shall mean cash deposited by the Borrower with, or for the benefit of, the issuer of any Debt Service Support LC as support for the Borrower’s obligations under such Debt Service Support LC as the account party thereunder.
          “Deferred Excess Cash Flow” shall have the meaning assigned to such term in Section 2.13(b).
          “Default” shall mean any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
          “Disqualified Equity Interest” shall mean, with respect to Holdings, any Equity Interest in Holdings that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
     (a) matures or is required to be redeemed or repurchased, in whole or in part, by Holdings or any Subsidiary;
     (b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests of Holdings or any Subsidiary (other than solely for Equity Interests in Holdings that do not constitute Disqualified Equity Interests); or

     (c) is redeemable (other than solely for Equity Interests in Holdings that do not constitute Disqualified Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof:
in each case, on or prior to the date 180 days after the Maturity Date.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Earnout Agreement” shall mean the Earnout Agreement to be entered into on the Effective Date by and between the Borrower and the Seller pursuant to the Stock Purchase Agreement.
          “Effective Date” shall mean the date on which the Acquisition is consummated.
          “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other person, other than, in each case, a natural person or Holdings, the Borrower, Parent or any other Affiliate of Holdings or Parent.
          “Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case, applicable to Holdings or any Subsidiary and relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (g) the receipt by Holdings or any of its ERISA Affiliates of any notice, or the receipt from any Multiemployer Plan by the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Holdings or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of Holdings or any Subsidiary.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excess Cash Flow” shall mean, for any Sweep Period, an amount equal to the amount by which (a) Net Cash Provided by Operating Activities for such Sweep Period exceeds (b) the sum, without duplication, of (i) Capital Expenditures made by the Borrower and its consolidated subsidiaries in cash during such Sweep Period (other than any such expenditures made (A) pursuant to the reinvestment provisions of Section 2.13(a) or (B) in reliance on the second proviso to Section 6.15), (ii) the aggregate amount of cash consideration paid during such Sweep Period by the Borrower and its consolidated subsidiaries to make acquisitions or capital investments permitted hereunder (other than any acquisition or capital investments made in reliance on Section 6.04(m)), (iii) to the extent not deducted in determining Net Cash Provided by Operating Activities for such Sweep Period, the earnout payments made by the Borrower during such Sweep Period pursuant to the Earnout Agreement and (iv) the aggregate principal amount of (A) Loans repaid by the Borrower during such Sweep Period, excluding prepayments of Loans under Sections 2.12 and 2.13, and (B) Long-Term Indebtedness repaid or prepaid by the Borrower under the Permitted ABL Facility to the extent such repayment or prepayment (1) is accompanied by a corresponding permanent reduction in the commitments thereunder or (2) is required pursuant to the Revolving Credit Agreement, or the replacement credit agreement in respect of the Permitted ABL Facility, on account of the aggregate principal amount of Indebtedness thereunder exceeding the aggregate borrowing base thereunder). For the avoidance of doubt, the parties hereto acknowledge that no prepayment under Section 2.13(b) shall be required to be made on account of “Excess Cash Flow” for any period prior to January 1, 2009, and the Borrower agrees to apply, on or prior to December 31, 2008, such “Excess Cash Flow” to prepay loans under the Permitted ABL Facility made on the Effective Date, the amount of such prepayment to equal to the lesser of (x) the amount of “Excess Cash Flow” (determined consistent with this definition) for the period from the Effective Date to December 31, 2008, (y) the aggregate principal amount of loans under the Permitted ABL Facility made on the Effective Date and (z) $125,000,000.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any State or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), or that is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).
          “Existing Parent Term Credit Agreement” means the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as administrative agent.
          “ExxonMobil Pipeline Consents” shall mean consents by the counterparties to the ExxonMobil Pipeline Supply Contracts to the security interest of the

Collateral Agent in the rights of the Acquired Company thereunder and the right of the Collateral Agent to enforce such rights of the Acquired Company thereunder upon the exercise of its rights as a secured party.
          “ExxonMobil Pipeline Supply Contract” shall mean any agreement pursuant to which Holdings or any Subsidiary obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.
          “ExxonMobil Pipelines” shall mean the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the Fee Letter dated May 8, 2008, among Parent, the Borrower, Credit Suisse Securities (USA) LLC and Credit Suisse.
          “Fees” shall mean the Commitment Fees and the Administrative Agent Fees.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
          “Foreign Lender” shall mean any Lender that is organized under the laws of, or the applicable lending office of which is located in, a jurisdiction other than the United States of America (including each State thereof and the District of Columbia).
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “GAAP” shall mean generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
          “Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses, certificates, declarations, orders and exemptions of, registrations, filings or recordings with, and reports to, Governmental Authorities.

          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(h).
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean a Guarantee and Collateral Agreement among Holdings, the Borrower, the other Loan Parties and the Collateral Agent, substantially in the form of Exhibit D, together with all supplements thereto.
          “Guarantee and Collateral Requirement” shall mean, at any time, the requirement that:
     (a) the Collateral Agent shall have received from Holdings and each Subsidiary either (i) a counterpart of the Guarantee and Collateral Agreement and the Intercreditor Acknowledgement, duly executed and delivered on behalf of such person, or (ii) in the case of any person that becomes a Subsidiary after the Effective Date, a supplement or joinder to each such agreement, in the form specified therein, duly executed and delivered on behalf of such person;
     (b) all Equity Interests owned by or on behalf of Holdings and any Subsidiary shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received the certificates or other instruments representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

     (c) (i) all Indebtedness of Holdings, any Subsidiary or any other Affiliate of Holdings and (ii) all Indebtedness of any other person in a principal amount of $250,000 or more that, in each case, is owing to Holdings or any Subsidiary shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
     (d) all documents and instruments, including all Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created by the Security Documents, with the priority required thereby, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
     (e) (i) the Collateral Agent shall have received a counterpart of a Mortgage with respect to each Mortgaged Property, duly executed and delivered by the record owner or lessee, as the case may be, of such Mortgaged Property, (ii) the Mortgage with respect to each Mortgaged Property shall have been filed and recorded in the appropriate recording office and the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation, (iii) the Collateral Agent shall have received a policy of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first lien on the Mortgaged Property described therein, which policy shall be in form and substance (including in respect of exceptions set forth therein as to the priority of such Lien) reasonably acceptable to the Collateral Agent, together with such endorsements and reinsurance as shall have been reasonably requested by the Collateral Agent, and (iv) the Collateral Agent shall have received all existing surveys, abstracts, appraisals, all legal opinions and such other documents as are required to be furnished pursuant to the terms of the Mortgages or reasonably requested by the Collateral Agent;
     (f) with respect to each deposit account (other than any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation and similar expenses) and each securities account maintained by Holdings or any Subsidiary with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by Holdings or such Subsidiary, as applicable, and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; and
     (g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or other deliverables with respect to, particular assets (including any Non-Fee Mortgaged Property) if, and for so long as, in the judgment of the Collateral Agent the burden of creating or perfecting such pledges or security interests in such assets (including, as to any Non-Fee Mortgaged Property containing a restriction on the creation of a mortgage or other Lien thereon, the burden (including any incremental costs associated therewith) of obtaining the consent or approval of lessors or grantors, as applicable, with respect thereto) or obtaining such title insurance or other deliverables shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance or other deliverables with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of Holdings and the Subsidiaries acquired on such date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Without limiting the foregoing, with respect to any Non-Fee Mortgaged Property containing a prohibition on, or requiring the consent of the lessor or grantor thereunder to, the creation of a mortgage thereon, if Holdings and the Subsidiaries shall have used commercially reasonable efforts to eliminate such prohibition or to obtain such consent, in each case, in respect of the mortgage required under clause (e) above, but shall nevertheless have been unable to effect such elimination or to obtain such consent, then no Default or Event of Default shall result as a result of Holdings or any Subsidiary not satisfying the requirements of clause (e) above as to such Non-Fee Mortgaged Property (it being agreed that Holdings and the Borrower shall take such further commercially reasonable efforts as the Collateral Agent may, at any time or from time to time, reasonably request in furtherance of effecting such elimination or obtaining such consent). It is agreed that, notwithstanding anything herein to the contrary, (i) the interest of the Crack Spread Hedging Counterparty or the issuer of the Crack Spread Hedging Support LC, as the case may be, in the Crack Spread Hedging Cash Collateral and (ii) the interest of the issuer of any Debt Service Support LC in the Debt Service Support LC Cash Collateral shall be senior in all respects and prior to the Lien of the Collateral Agent thereon, and each Lender hereby consents to the foregoing and authorizes and directs the Collateral Agent to execute and deliver one or more acknowledgements or agreements, in form and substance satisfactory to the Collateral Agent, in connection with the agreements set forth in this sentence.
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Hedging Agreement” shall mean any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.

          “Holdings” shall have the meaning assigned to such term in the preamble hereto.
          “Holdings Contribution” shall mean the transfer by Parent or one or more of its Affiliates (other than Holdings and the Subsidiaries) to Holdings of cash in an amount not less than $100,000,000, in the form of a contribution to the common or preferred equity of Holdings.
          “Holdings Subordinated Loans” shall mean one or more loans extended by Parent or one or more of its Affiliates (other than Holdings and the Subsidiaries) to Holdings; provided that (a) no such loan (i) shall be Guaranteed by any Subsidiary, (ii) shall be secured by any Lien on any asset of Holdings or any Subsidiary or (iii) shall require any payment or other distribution, whether on one or more fixed dates, upon the occurrence of one or more events or otherwise, of principal or cash interest prior to the indefeasible payment in full in cash of all Secured Obligations (other than Contingent Obligations) has occurred, except for any payments expressly permitted under Section 6.08(b)(iv), and (b) the obligee thereunder shall have entered into a Holdings Subordination Agreement with respect thereto.
          “Holdings Subordination Agreement” shall mean an agreement among Holdings, the Collateral Agent and one or more persons that shall have made Holdings Subordinated Loans, substantially in the form of Exhibit E.
          “Hydrocarbon Agreement” shall mean in respect of a person any purchase or hedging agreement in respect of hydrocarbons or products refined therefrom, future contract or option or other agreement or arrangement, in each case, designed to protect such person against fluctuations in the price of hydrocarbons or products refined therefrom.
          “Inactive Subsidiary” shall mean any Subsidiary (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.
          “IDB Agreement” shall mean the Amended Revolving Credit Agreement dated as of February 15, 2006, as amended, among Alon USA, LP, Parent, the subsidiaries of Parent party thereto, the lenders party thereto and Israel Discount Bank of New York, as agent.
          “IDB Consents” shall mean such amendments, consents or waivers under the IDB Agreement as may be required to permit thereunder the consummation of the Transactions.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances by other persons of any kind, (b) all monetary obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person (excluding trade accounts payable incurred in the ordinary course of business), (d) all monetary obligations of such person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation, (iii) any purchase price adjustment under the Stock Purchase Agreement and (iv) any earnout payment under the Earnout Agreement), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (f) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, and (i) all Guarantees by such person of Indebtedness of others. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include any obligation of the Borrower or any of its subsidiaries (including any obligation under the Crack Spread Hedging Agreement or any other Hedging Agreement) solely as a result of such obligation being reflected as a liability on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except to the extent such obligation is of the type set forth in clauses (a) through (i) above.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
          “Information” shall have the meaning assigned to such term in Section 9.16.
          “Intercreditor Acknowledgement” shall mean a Consent and Acknowledgement dated as of the date hereof, executed by Holdings and the Borrower, as such Consent and Acknowledgement may be supplemented from time to time.
          “Intercreditor Agreement” shall mean an intercreditor agreement between the Collateral Agent and the Revolving Collateral Agent, substantially in the form of Exhibit F, with such modifications thereto as (a) may be agreed to (i) by the Administrative Agent, if in the judgment of the Administrative Agent such modifications would not be adverse to the interests of the Lenders in any material respect, or (ii) the Required Lenders or (b) are expressly authorized under Section 9.18.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest

Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurodollar Borrowing or conversion of a Eurodollar Borrowing to an ABR Borrowing.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Agreement” shall mean in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Investment” shall mean, with respect to a specified person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances to customers in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the lender prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other person that are held or made by the specified person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation being guaranteed thereby (or, in the case of a Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by a Financial Officer of Holdings and the Borrower)), and (c) any other Investment, including any capital contribution, shall be its fair value (as determined reasonably and in good faith by a Financial Officer of Holdings and the Borrower) at the time made, without giving effect to any subsequent changes in value of, or write-ups, write-downs or write-offs with respect to, such Investment.
          “IP Security Agreements” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Krotz Springs Refinery” shall have the meaning assigned to such term in the recitals.

          “Krotz Springs Refining Business” shall have the meaning assigned to such term in the notes to the audited financial statements referred to in Section 3.05(a).
          “Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).
          “Leverage Ratio” shall mean, on any date, the ratio of (a) Total Indebtedness less the amount of the Crack Spread Hedging Cash Collateral as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for a period equal to such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in, on or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Document Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Loan Documents” shall mean this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) (other than for purposes of Section 9.08), the Security Documents and the Intercreditor Agreement.
          “Loan Parties” shall mean Holdings, the Borrower and each other Subsidiary Loan Party.

          “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01.
          “Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors.
          “Material Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions; provided that the aggregate consideration therefor (including any Indebtedness assumed by the acquiror in connection therewith) exceeds $1,000,000.
          “Material Adverse Effect” shall mean an event or condition that has resulted, or could reasonably be expected to result, in (a) a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.
          “Material Casualty or Condemnation” shall mean (a) a Casualty that would cost $167,000,000 or more to repair or replace (excluding the cost of replacement of crude oil or refined product inventory) or (b) a Condemnation of assets with an aggregate book value or fair market value of $167,000,000 or more.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings and the Subsidiaries in an aggregate principal amount of $2,500,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean the sixth anniversary of the Closing Date.
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
          “Merger” shall have the meaning assigned to such term in the recitals.
          “Moody’s” shall mean Moody’s Investors Service Inc.
          “Mortgaged Properties” shall mean, at any time, all real properties, including leasehold interests and pipeline rights of way and easements appurtenant,

owned or leased by Holdings or any Subsidiary as of such time, other than the real property interests set forth on Schedule 1.01.
          “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents granting mortgages or other Liens on the Mortgaged Properties to secure the Secured Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean (a) with respect to any Prepayment Event described in clause (a) of the definition of such term, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses incurred in connection with such Prepayment Event by Holdings and the Subsidiaries (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable on gains realized on such Prepayment Event), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Prepayment Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts of or with respect to any Indebtedness for borrowed money (other than Indebtedness hereunder or under the Permitted ABL Facility and other than any such Indebtedness assumed by the purchaser or transferee of such asset) secured by the asset subject to such Prepayment Event that are required to be repaid with such proceeds; (b) with respect to any Prepayment Event described in clause (b) of the definition of such term, the amount of the Crack Spread Hedging Cash Collateral released from the Liens of the Crack Spread Hedging Counterparty or the issuer of the Crack Spread Hedging Support LC, as the case may be; and (c) with respect to any Prepayment Event described in clause (c) or (d) of the definition of such term, the cash proceeds of the Indebtedness incurred, the Equity Interests issued or the capital contribution received, net of all taxes paid and customary fees, commissions, costs and other expenses incurred in connection therewith by Holdings and the Subsidiaries.
          “Net Cash Provided by Operating Activities” shall mean, for any period, (a) “Net Cash Provided by Operating Activities” of the Borrower and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (i) any Net Cash Proceeds attributable to Prepayment Events, (ii) insurance proceeds received in respect of any Casualty and (iii) Condemnation Proceeds received in respect of any Condemnation, plus (b) the sum of, without duplication and to the extent not included in determining Net Cash Provided by Operating Activities for such period pursuant to clause (a) above, (i) the aggregate amount of all cash proceeds received by the Borrower or any of its consolidated subsidiaries during such period pursuant to the Crack Spread Hedging Agreement or any other Hedging Agreement and

(ii) the aggregate amount of all cash proceeds received by the Borrower or any of its consolidated subsidiaries during such period pursuant to the indemnification or purchase price adjustment provisions of the Stock Purchase Agreement.
          “Non-ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Non-Fee Mortgaged Property” shall mean leasehold interests in real property, pipeline rights of way and easements.
          “Offtake Agreement” shall mean the Offtake Agreement to be entered into on the Effective Date by and among the Borrower, the Acquired Company and Valero Marketing and Supply Company pursuant to the Stock Purchase Agreement.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of, from any payment made under, or otherwise with respect to, any Loan Document.
          “Parent” shall mean Alon USA Energy, Inc., a corporation organized under the laws of the State of Delaware.
          A “Parent Change of Control” shall be deemed to have occurred if:
     (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);
     (b) individuals who on the Closing Date constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

     (c) the adoption of a plan relating to the liquidation or dissolution of Parent; or
     (d) the merger or consolidation of Parent with or into another person or the merger of another person with or into Parent, or the sale of all or substantially all the assets of Parent (determined on a consolidated basis) to another person (other than, in the case of any such merger or consolidation, with or into, a person that is controlled by the Permitted Holders), other than a transaction following which (i) in the case of a merger or consolidation transaction, (A) holders of securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before such transaction or (B) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee either (A) is or becomes a Subsidiary of the transferor of such assets or (B) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Parent Change of Control Put” shall have the meaning assigned to such term in Section 2.22(b).
          “Participants” shall have the meaning assigned to such term in Section 9.04(e).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.
          “Permitted ABL Facility” shall have the meaning assigned to such term in Section 6.01(b).
          “Permitted Acquisition” means the purchase or other acquisition by the Borrower or any of its subsidiaries of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, in each case, if (a) in the case of any purchase or other acquisition of Equity Interests in a person, such person (including each subsidiary of such person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly owned subsidiary of the

Borrower that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (including as a result of a merger or consolidation between any subsidiary of the Borrower and such person) or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or any of its subsidiaries; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of Holdings or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such person, or such assets, as the case may be, constitute a business permitted by Section 6.10, (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Guarantee and Collateral Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent and the Collateral Agent shall have been made), (v) at the time of and immediately after giving effect to any such purchase or other acquisition on a pro forma basis in accordance with Section 1.03(b), the Borrower shall be in compliance with the covenants set forth in Sections 6.13 and 6.14, and (vi) each of Holdings and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v) above.
          “Permitted Compensation Incentive Equity Interests” shall have the meaning assigned to such term in Section 6.06(c).
          “Permitted Encumbrances” shall mean:
     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.03;
     (b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, consignors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days, (ii) are being contested in compliance with Section 5.03 or (iii) for which the applicable statutory foreclosure period and all other enforcement rights have lapsed;
     (c) pledges or Liens incurred and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
     (f) easements, servitudes, reservations, conditions, limitations, covenants, zoning and land use restrictions, rights-of-way, minor survey exceptions and similar encumbrances or Liens on or defects or imperfections in the title with respect to real property that, in each case, do not secure any monetary obligations and, individually or in the aggregate, do not materially detract from the value of the affected property or the rights or remedies of the Secured Parties with respect thereto or interfere with the ordinary conduct of business of Holdings or any Subsidiary, including the operation of the Krotz Springs Refinery;
     (g) Liens listed on any policy of title insurance insuring the Lien of any Mortgage on any Mortgaged Property as an exception to the priority of the Lien of such Mortgage on such Mortgaged Property, but only if such title policy meets the requirements set forth in clause (e) of the definition of the term “Guarantee and Collateral Requirement”;
     (h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;
     (i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and the Subsidiaries in the ordinary course of business; and
     (j) any Liens to which any underlying fee interest of the owners of real property leased by Holdings or any Subsidiary is subject, including any Liens that apply to the leasehold interests of Holdings or any Subsidiary by virtue of the underlying fee interests being subject to such Liens;
provided that, except in the case of any Lien referred to in clause (h) above (insofar as such Lien secures obligations constituting Indebtedness), the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holders” shall mean Alon Israel Oil Company, Ltd, a private company organized under the laws of Israel; Mishkey Galile Elion Agricultural Corporation, A. H. Holdings and Investment In Fuels & Energy Ltd., Mishkey Harei Yehuda Agricultural Corporation, Granot Cooperative Regional Organization Corp., Mishkey Hanegev Export Ltd., Mishkey Darom Agricultural Corporation, Mishkey Beit Shean, Mishkey Emek Hayarden Ltd., Mishkey Hamifratz (1993) Ltd. and Mishkey Emek Israel Ltd., each a company organized under the laws of Israel; Bielsol Investments (1987) Ltd., a private company organized under the laws of Israel; Africa Israel

Investments Ltd., a public company organized under the laws of Israel; Tabris Investments Inc., a private company organized under the laws of the British Virgin Islands; and David Weissman (or any trustee acting on behalf of David Weissman).
          “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, (ii) Israel Discount Bank of New York or (iii) Bank Leumi USA;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
     (f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Preferred Equity Interests,” as applied to the Equity Interests of any person, shall mean Equity Interests of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class of such person.
          “Prepayment Event” shall mean:
     (a) any sale, transfer, lease or other disposition (it being understood that a Casualty to, or a Condemnation of, any asset shall not be deemed to be a disposition thereof) of any asset of Holdings or any Subsidiary that constitutes Non-ABL Priority Collateral, other than (i) dispositions described in Sections 6.06(a), 6.06(b) and 6.06(c) and (ii) other dispositions resulting in aggregate Net Cash Proceeds not exceeding $500,000 during any fiscal year of Holdings;
     (b) any release of the Crack Spread Hedging Cash Collateral from the Liens of the Crack Spread Hedging Counterparty or the issuer of the Crack Spread Hedging Support LC, as the case may be;
     (c) the incurrence by Holdings or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01; or
     (d) the issuance by Holdings or the Borrower of any Equity Interests, or the receipt by Holdings or the Borrower of any capital contribution, other than (i) any issuance of directors’ qualifying shares, (ii) any issuance of common stock in Holdings to management or employees of Holdings or any Subsidiary under any employee stock option or stock purchase plan or any other employee benefit plan and (iii) the issuance of the Permitted Compensation Incentive Equity Interests.
          “Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.
          “Proceeds Collateral Account” shall have the meaning assigned to such term in Section 10.06.
          “Proposed Obligations Service Plan” shall have the meaning assigned to such term in Section 10.05.
          “Proposed Work Budget” shall have the meaning assigned to such term in Section 10.05.
          “Proposed Work Plan” shall have the meaning assigned to such term in Section 10.05.
          “Recipient” shall have the meaning assigned to such term in Section 2.20(a).

          “Refinancing Indebtedness” shall mean, in respect of Indebtedness created under the Revolving Credit Agreement, or under any credit agreement that extends, renews, refinances or replaces the Revolving Credit Agreement (the “Original Indebtedness”), any Indebtedness created under an asset based revolving credit agreement that extends, renews, refinances or replaces the Revolving Credit Agreement (or such other credit agreement) as a whole and not in part; provided that (a) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (b) such Refinancing Indebtedness shall not be required to be repaid or prepaid (in any manner), whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (i) upon the occurrence of an event of default or a change in control, (ii) as a result of the credit extensions thereunder exceeding the borrowing base thereunder or (iii) as and to the extent such repayment or prepayment would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity of such Original Indebtedness and (B) the date 180 days after the Maturity Date; and (c) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof), and the secured parties thereunder, or an agent on their behalf, shall have become a party to the Intercreditor Agreement.
          “Register” shall have the meaning assigned to such term in Section 9.04(c).
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any money market account, investment account, fund or other account that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the directors, officers, employees, agents, partners, trustees and advisors of such person and of such person’s Affiliates.
          “Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).
          “Required Lenders” shall mean, at any time, Lenders holding at least 66 2/3% in principal amount of the Loans outstanding at such time or, if no Loans shall be outstanding, Lenders holding at least 66 2/3% in principal amount of the Commitments.

          “Responsible Officer” of any person shall mean the chairman of the board of directors, chief executive officer or a Financial Officer of such person.
          “Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings or any Subsidiary, and (b) any management, monitoring, transaction, advisory or similar fees payable to Parent, Holdings or any Affiliate of either of the foregoing (other than any Subsidiary).
          “Retained Amount” shall mean, at any time, (a) the sum, for each of the Sweep Periods for which (i) the percentage of the Excess Cash Flow required to be applied to prepay the Loans pursuant to Section 2.13(b) is 25.0% and (ii) a Compliance Certificate setting forth the calculation of the Excess Cash Flow for such Sweep Period shall have been delivered pursuant to Section 5.04(c) prior to such time, of that portion of the Excess Cash Flow for any such Sweep Period as the Borrower is not required to apply to prepay the Loans pursuant to Section 2.13(b) (other than as a result of such portion being Deferred Excess Cash Flow), minus (b) the portion of the Retained Amount previously utilized pursuant to Sections 6.04(m), 6.08(a)(iv), 6.08(b)(iv) and 6.15.
          “Revolving Collateral Agent” shall mean the person that, under the terms of the Intercreditor Agreement, is the “Revolving Collateral Agent” thereunder.
          “Revolving Credit Agreement” shall mean the Loan and Security Agreement dated as of the date hereof, among Holdings, the Borrower, each other Subsidiary that may from time to time become a party thereto, the lenders party thereto and Bank of America, N.A., as agent.
          “Revolving Loan Documents” shall mean the Revolving Credit Agreement, the Revolving Security Documents and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of extensions of credit under the Revolving Credit Agreement.
          “Revolving Security Documents” shall mean any and all security agreements, pledge agreements, mortgages and other agreements or documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Revolving Credit Agreement.
          “S&P” shall mean Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc.
          “Sale/Leaseback Transaction” shall mean an arrangement relating to property owned by Holdings or any Subsidiary whereby Holdings or such Subsidiary sells or transfers such property to any person and Holdings or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such person or its Affiliates.

          “Secured Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the IP Security Agreements, the Control Agreements and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 5.09 or 5.10.
          “Seller” shall have the meaning assigned to such term in the recitals.
          “SPV” shall have the meaning assigned to such term in Section 9.04(h).
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of May 7, 2008, among the Seller, the Borrower and, for the limited purposes set forth therein, the Acquired Company, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).
          “subsidiary” shall mean, with respect to any person (referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of Holdings, including the Borrower.

          “Subsidiary Loan Party” shall mean each Subsidiary that is a party to the Guarantee and Collateral Agreement. Unless the context otherwise requires, the term “Subsidiary Loan Party” shall include the Borrower.
          “Sweep Period” shall mean (a) the period that begins on January 1, 2009 and ends on June 30, 2009, (b) the period that begins on July 1, 2009 and ends on December 31, 2009, (c) the period that begins on January 1, 2010 and ends on June 30, 2010, (d) the period that begins on July 1, 2010 and ends on September 30, 2010, (e) the period that begins on October 1, 2010 and ends on June 30, 2011 and (f) thereafter, each period of six consecutive months that (i) begins on July 1 of any calendar year and ends on December 31 of such calendar year or (ii) begins on January 1 of any calendar year and ends on June 30 of such calendar year.
          “Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.
          “Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Terminal Casualty or Condemnation Event” shall mean (a) the occurrence of (i) a Casualty (A) with respect to all or substantially all the Krotz Springs Refinery or (B) that would cost $335,000,000 or more to repair or replace (excluding the cost of replacement of crude oil or refined product inventory), where, in the reasonable judgment of the Required Lenders, such repair or replacement is not expected to be completed on or prior to the six-month anniversary of the occurrence of such Casualty (or such longer period as may be consented to by the Required Lenders), or (ii) a Condemnation affecting all or substantially all the Krotz Springs Refinery or in respect of which Condemnation Proceeds of $335,000,000 or more will be payable or (b) the occurrence of a Material Casualty or Condemnation and any of (i) a determination by the Borrower not to repair or replace the assets subject thereto, (ii) the failure of the Borrower to deliver to the Collateral Agent a Work Certificate complying with Section 10.05(a) within 30 days after the occurrence of such Material Casualty or Condemnation or (c) the permitted failure by the Collateral Agent to accept the Proposed

Work Plan, Proposed Work Budget and Proposed Obligations Service Plan in respect of such Material Casualty or Condemnation within 90 days after the occurrence of such Material Casualty or Condemnation.
          “Total Indebtedness” shall mean, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Borrower and its subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, and (b) the aggregate principal amount of Indebtedness of the Borrower and its subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (b) of this definition, the term “Indebtedness” shall not include contingent obligations of the Borrower or any of its subsidiaries as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.
          “Transaction Costs” shall mean the fees and expenses incurred by, or required to be reimbursed or paid by, Holdings and the Subsidiaries in connection with the Transactions.
          “Transactions” shall mean (a) the consummation of the Acquisition and the Merger, (b) the Holdings Contribution and the transfer by Holdings of all the proceeds thereof to the Borrower as a contribution to the common equity of the Borrower, (c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Loans and the use of the proceeds thereof, (d) the execution, delivery and performance by Holdings and the Subsidiaries party thereto of the Revolving Loan Documents, the borrowing of loans and the issuance of letters of credit thereunder and the use of the proceeds thereof, (e) the execution, delivery and performance by the Borrower of the Crack Spread Hedging Agreement and (f) the payment of the Transaction Costs.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
          “Voting Stock” of a person shall mean all classes of Equity Interests or other interests of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “wholly owned” shall mean, in respect of any subsidiary of any person, that Equity Interests representing 100% of the issued and outstanding Equity Interests (except for directors’ qualifying shares and, in respect of the Borrower, except for the Permitted Compensation Incentive Equity Interests) of such subsidiary are, at the time any determination is being made, owned, beneficially and of record, by such person, another wholly owned subsidiary of such person or any combination thereof.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Work Certificate” shall have the meaning assigned to such term in Section 10.05.
          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or, in the case of any Revolving Loan Document or any other document or instrument evidencing or governing the Permitted ABL Facility, in the Intercreditor Agreement), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
          SECTION 1.03. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) All pro forma computations required to be made hereunder giving effect to any transaction shall be calculated after giving pro forma effect thereto (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.05(b)), and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act of 1933. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
          SECTION 1.04. Effectuation of Transactions. On and after the Effective Date, all references herein to Holdings and the Subsidiaries shall be deemed to be references to such persons, and all the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition, the Merger and the other Transactions to occur on the Effective Date, unless the context otherwise requires.
ARTICLE II
The Credits
          SECTION 2.01. Commitments and Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees to make a Loan in dollars to the Borrower on the Effective Date in a principal amount not to exceed such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of each Loan to be made on the Effective Date (i.e., the amount advanced in cash to the Borrower on the Effective Date) shall be equal to 96.0% of the principal amount of such Loan (it being agreed that the Borrower shall be obligated to repay 100.0% of the principal amount of each such Loan as provided hereunder).
          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a single Borrowing consisting of the Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder; provided, however, that the

Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender.
          (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 or 2.10. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) be inconsistent with the obligations of such Lender under Section 2.21.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall promptly remit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, shall return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          SECTION 2.03. Borrowing Procedure. In order to request the Borrowing under Section 2.01, the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the day of the proposed Borrowing. The Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of the Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of the Borrowing; and (v) if the Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, the Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan of such Lender on the Maturity Date and, prior thereto, as provided in Section 2.11.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Loan Party for account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that the Loan made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

          SECTION 2.05. Fees. (a) The Borrower agrees that, in the event the Effective Date shall not have occurred on or prior to August 15, 2008, the Borrower shall pay to each Lender, through the Administrative Agent, on the earlier to occur of (i) the Effective Date and (ii) the date of the termination of such Lender’s Commitment pursuant to Section 2.09 (the required date of such payment being referred to as the “Commitment Fee Payment Date”), a commitment fee (a “Commitment Fee”) that shall accrue at 3.75% per annum on the daily unused amount of such Lender’s Commitment during the period from and including August 16, 2008, to but excluding the Commitment Fee Payment Date. The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter (the “Administrative Agent Fees”), at the times and in the amounts specified therein.
          (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, in the case of the Commitment Fees, to the Lenders entitled thereto. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Sections 2.07 and 9.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin; provided, however, that, for purposes of this paragraph, if the Alternate Base Rate shall be below 4.25% per annum on any day, it shall be deemed to be 4.25% per annum for such day.
          (b) Subject to the provisions of Sections 2.07 and 9.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin; provided, however, that, for purposes of this paragraph, if the Adjusted LIBO Rate for any Interest Period in effect for any Borrowing shall be below 3.25%, then the Adjusted LIBO Rate for such Interest Period shall be deemed to be 3.25%.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Default Interest. At any time when a Default or an Event of Default shall have occurred and be continuing, each of the interest rates referred to in Section 2.06 shall be increased by 2.00% per annum. If the Borrower shall default in the payment of any amount (other than the principal of any Loan) becoming due hereunder or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment), at the rate per annum that would be applicable to an ABR Loan under Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice or notice by electronic communication of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section shall be conclusive absent manifest error.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically permanently terminate on the earlier of (i) 5:00 p.m., New York City time, on the Effective Date and (ii) 5:00 p.m., New York City time, on August 29, 2008.
          (b) The Borrower may at any time permanently terminate, or from time to time permanently reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph shall be in writing and shall be irrevocable. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Conversion and Continuation of Borrowings. (a) The Borrower shall have the right at any time upon prior irrevocable telephonic notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, on the day of the proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar

Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (iii) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, in each case followed by prompt written notice, subject in each case to the following:
     (A) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (B) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time (with Borrowings having different Interest Periods, regardless of whether they commence on the same date, being considered separate Borrowings);
     (C) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (D) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (E) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (F) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
     (G) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
          (b) Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) the date of such conversion or continuation (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.
     SECTION 2.11. Repayment of Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each of the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans equal to the amount set forth opposite such date (as adjusted from time to time pursuant to Sections 2.11(b), 2.12(c), 2.13(d) and 2.22(c)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
March 31, 2009	$4,600,000
June 30, 2009	$4,600,000
September 30, 2009	$4,600,000
December 31, 2009	$4,600,000
March 31, 2010	$3,825,000
June 30, 2010	$3,825,000
September 30, 2010	$3,825,000
December 31, 2010	$3,825,000
March 31, 2011	$3,075,000
June 30, 2011	$3,075,000
September 30, 2011	$3,075,000
December 31, 2011	$3,075,000
March 31, 2012	$2,300,000
June 30, 2012	$2,300,000
September 30, 2012	$2,300,000
December 31, 2012	$2,300,000
March 31, 2013	$1,525,000
June 30, 2013	$1,525,000
September 30, 2013	$1,525,000
December 31, 2013	$1,525,000

          (b) In the event the aggregate amount of the Commitments on the Closing Date shall exceed the aggregate principal amount of the Loans made on the Effective Date, the installments payable on Repayment Dates under paragraph (a) above shall be reduced ratably by an aggregate amount for all such installments equal to the amount of such excess.
          (c) Upon the occurrence of a Terminal Casualty or Condemnation Event, upon the demand of the Required Lenders, all Loans shall become due and payable in full and the Borrower shall repay all such Loans, together with all accrued but unpaid interest thereon to but excluding the date of payment and all Fees and other amounts accrued but unpaid hereunder.
          (d) To the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with all accrued but unpaid interest thereon to but excluding the date of payment.
          (e) All repayments pursuant to this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
          SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to repay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the date designated for such prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any prepayment.
          (b) All prepayments pursuant to this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
          (c) Any prepayment pursuant to this Section shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.
          (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment.
          SECTION 2.13. Mandatory Prepayments. (a) In the event and on each occasion that Holdings or any Subsidiary shall receive any Net Cash Proceeds in respect of any Prepayment Event, the Borrower shall, on the day such Net Cash Proceeds are received (or, in the case of a Prepayment Event described in clause (a) of the definition of such term, within three Business Days after such Net Cash Proceeds are received), prepay Loans in an aggregate amount equal to (i) 50% of such Net Cash Proceeds, in the case of Net Cash Proceeds in respect of any Prepayment Event described in clause (d) of the definition of such term, and (ii) 100% of such Net Cash Proceeds, in the case of Net Cash Proceeds in respect of any other Prepayment Event; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if each of Holdings and the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of its Financial Officer to the effect that the Borrower intends to cause the Net Cash Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 270 days after receipt of such Net Cash Proceeds to acquire real property, equipment or other fixed assets to be used in the business of the Borrower and its subsidiaries and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds from such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to the Net Cash Proceeds that have not been so applied; provided further that, prior to such application or prepayment, such Net Cash Proceeds (or such portion thereof, if applicable) shall be deposited into a cash collateral account with respect to which the Collateral Agent shall have received a counterpart, duly executed and delivered by the Borrower and the depositary bank with respect thereto, of a Control Agreement (an “Asset Sales Collateral Account”).
          (b) Subject to Section 2.23(a), following the end of each Sweep Period, the Borrower shall prepay Loans in an aggregate amount equal to (i) 100.0% (or, if the Leverage Ratio as of the last day of such Sweep Period shall have been less than 0.50 to 1.00, 25.0%) of Excess Cash Flow for such Sweep Period less (ii) any optional prepayment of Loans made by the Borrower pursuant to Section 2.12 during such Sweep Period; provided, however, that no prepayment shall be required pursuant to this paragraph with respect to Excess Cash Flow for any Sweep Period if, and only to the extent that, at the time such prepayment is required to be made pursuant to this paragraph, (A) an ABL Availability Deficit shall have occurred as of the last day of the month most recently ended prior to such time or would result therefrom or (B) an ABL Event of Default shall have occurred and be continuing (any Excess Cash Flow not applied to prepay Loans by reason of this proviso (unless subsequently so applied pursuant to the immediately following proviso) is being referred to as the “Deferred Excess Cash Flow”); provided further, however, that, at any time the Deferred Excess Cash Flow shall be greater than zero, and so long as no ABL Availability Deficit and no ABL Event of Default shall have occurred and be continuing at such time, the Borrower shall prepay Loans in an aggregate amount equal to the amount, if any, by which (x) the Deferred Excess Cash Flow at such time exceeds (y) the ABL Availability Threshold at such time. Each prepayment pursuant to this paragraph shall be made no later than the fifth day following the date on which financial statements covering the most recent fiscal quarter of the Borrower included in such Sweep Period are first delivered pursuant to Section 5.01(a) or 5.01(b) (and in any event no later than the fifth day following the last day on which such financial statements may be delivered in compliance with such Section); provided, however, that each prepayment required to be made pursuant to the immediately preceding proviso shall be made no later than the first Business Day following the date of the satisfaction of the requirements to the making of such prepayment set forth in such proviso.
          (c) All prepayments pursuant to this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
          (d) Any prepayment pursuant to this Section shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.
          (e) Notwithstanding any other provision of this Section, the Borrower may defer any mandatory prepayment of less than $250,000 that otherwise would be required to be made under this Section (other than, until and unless the Debt Service Reserve Account Requirement shall have been satisfied, any payment under paragraph (b) above that is required to be deposited into the Debt Service Reserve Account pursuant to Section 2.23(a)) until the aggregate amount of (i) all mandatory prepayments so deferred and not theretofore made and (ii) any mandatory prepayment then due shall be at least $250,000, at which time the Borrower shall make all such deferred prepayments; provided, however, that prior to the application of such deferred amounts pursuant to this Section, such amounts shall be deposited into an Asset Sales Collateral Account.
          (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of each of Holdings and the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least five Business Days’ prior written or fax notice. Each such notice shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any prepayment. Prepayments shall be accompanied by accrued interest on the amounts prepaid.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law (other than relating to Taxes) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower from time to time shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs or expenses incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law (other than relating to Taxes) regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), in each case by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) of this Section.
In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
          (b) For purposes of this Section, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (A) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (B) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any

Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (b) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings, the Borrower, Parent or any other Affiliate of Holdings or Parent (as to which the provisions of this Section shall apply). The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower or Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. Any amounts received after such time on any date may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume, in its sole discretion, that the Borrower has made such payment on such date in accordance with paragraph (a) of this Section, and the Administrative Agent may, in reliance upon such assumption, disburse such payment to the Lenders in accordance with this Agreement. If the Administrative Agent shall have so disbursed the payment to the Lenders, to the extent that the Borrower shall not have made the payment to the Administrative Agent, each Lender agrees to return any amount paid to it by the Administrative Agent in reliance on this paragraph forthwith on demand together with interest thereon, for each day from and including the date such amount is disbursed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          (d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to Sections 2.02(d), 2.18 or 9.05(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, whether to the Administrative Agent, any Lender or any other person to which any such obligation is owed (each of the foregoing being called a “Recipient”), shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make such deductions and (iii) the Borrower or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower and each other Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify each Recipient, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Recipient, or by the Administrative Agent on behalf of the Recipient, shall be conclusive absent manifest error. If a Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, agrees to repay to such Recipient the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) Any Lender that is a “United States person”, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter) duly completed original signed copies of IRS Form W-9, or any successor form, in order to comply with U.S. backup withholding requirements.
          SECTION 2.21. Replacement of Lenders Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender defaults in its obligation to fund Loans hereunder, (ii) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (iii) any Lender delivers a notice described in Section 2.15, (iv) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (v) any Lender withholds its consent to any proposed amendment, modification or waiver of any Loan Document that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement and any other Loan Document to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (v) above, shall consent to such proposed amendment, modification or waiver of any Loan Document (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment in accordance with clause (ii), (iii) or (iv), the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs, expenses or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) of this Section), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, modification or waiver, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.

          (b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
          SECTION 2.22. Parent Change of Control Put. (a) Upon the occurrence of a Parent Change of Control, each Lender shall have the right to require the Borrower to prepay such Lender’s Loans at 101.0% of the aggregate principal amount thereof on the date of such prepayment. All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment and shall be subject to Section 2.16.
          (b) Within 30 days following any Parent Change of Control, the Borrower shall provide written notice to each Lender, with a copy to the Administrative Agent, stating:
     (i) that a Parent Change of Control has occurred and that such Lender has the right to require the Borrower to prepay such Lender’s Loans in accordance with this Section (such right being called the “Parent Change of Control Put”);
     (ii) the circumstances and relevant facts regarding such Parent Change of Control;
     (iii) the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is given); and
     (iv) the instructions that a Lender must follow in order to have its Loans prepaid under this Section (which shall be consistent with this Section and shall be determined by the Borrower and reasonably satisfactory to the Administrative Agent).
          (c) The Borrower shall prepay in accordance with paragraph (a) above all Loans (together with all other amounts referred to in paragraph (a) above) as to which the Parent Change of Control Put shall have been exercised, on the prepayment date specified in the notice referred to in paragraph (b) above. Any prepayment pursuant to this Section (but not, for the avoidance of doubt, in excess of 100.0% of the aggregate principal amount of the Loans prepaid) shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11. Notwithstanding the foregoing provisions of this Section, the Borrower shall not be required to provide the notice referred to in paragraph (b) above or to make the prepayment required under this Section following a Parent Change of Control if a third party provides, on behalf of the Borrower, such notice in the manner, at the times and otherwise in compliance with the requirements set forth in this Section and prepays, on behalf of the Borrower and in accordance with paragraph (a) above, all Loans (together with all such other amounts) as to which the Parent Change of Control Put shall have been exercised.
          SECTION 2.23. Debt Service Reserve Account. (a) Until and unless the Debt Service Reserve Account Requirement shall have been satisfied, all amounts required to be applied to the prepayment of Loans pursuant to Section 2.13(b) shall instead be deposited by the Borrower into the Debt Service Reserve Account on the date on which such prepayment would otherwise be due. Amounts may also be deposited into the Debt Service Reserve Account pursuant to Section 2.24.
          (b) Amounts on deposit in the Debt Service Reserve Account may be withdrawn and applied by the Administrative Agent to make, on behalf of the Borrower, any payment required to be made, and not otherwise made, by the Borrower under Section 2.06, 2.07, 2.11 or 2.22 or Article VII and, pending their application, will be held by the Administrative Agent as security for the Loan Document Obligations. The Administrative Agent shall invest or reinvest, in consultation with the Borrower, amounts on deposit in the Debt Service Reserve Account in Permitted Investments; provided that the investment of such amounts shall be controlled solely by the Administrative Agent during the continuance of any Default or Event of Default. All interest on any amounts on deposit in the Debt Service Reserve Account shall be for the account of the Borrower, and the Administrative Agent may, from time to time upon receipt of a certificate of a Financial Officer of each of Holdings and the Borrower, dated as of such time, to the effect that no Default or Event of Default shall have occurred and is continuing, and so long as at such time no Debt Service Reserve Deficit shall have occurred and is continuing or would result therefrom, transfer from the Debt Service Reserve Account to an account specified by the Borrower the amount of such interest received.
          SECTION 2.24. Debt Service Reserve Support LC. (a) If, at any time after the Debt Service Reserve Account Requirement shall have been satisfied, the Borrower shall have delivered to the Administrative Agent a Debt Service Support LC in a face amount of at least the Debt Service Support LC Amount, together with a certificate of a Financial Officer of each of Holdings and the Borrower, dated as of the date of effectiveness of such Debt Service Support LC, to the effect that no Default or Event of Default shall have occurred and is continuing, then no later than the first Business Day after the date of effectiveness of such Debt Service Support LC the Administrative Agent shall transfer from the Debt Service Reserve Account to an account specified by the Borrower all funds then on deposit therein.

          (b) The Borrower shall promptly notify the Administrative Agent in writing if the debt rating of the issuer of any Debt Service Support LC shall at any time cease to meet the rating requirements set forth in the definition of the term “Debt Service Reserve Support LC” and, unless the Administrative Agent shall have made a drawing on such Debt Service Support LC for the full amount thereof, shall promptly thereafter replace such Debt Service Support LC with an effective replacement letter of credit that meets the requirements set forth in the definition of the term “Debt Service Support LC” and is in a face amount of at least the Debt Service Support LC Amount. All the proceeds of any such drawing made by the Administrative Agent shall be deposited into the Debt Service Reserve Account.
          (c) The Borrower shall provide to the Administrative Agent at least 15 days’ prior written notice of the expiration of any Debt Service Support LC and, unless the Administrative Agent shall have made a drawing on such Debt Service Support LC for the full amount thereof, shall prior to the expiration thereof replace such Debt Service Support LC with an effective replacement letter of credit that meets the requirements set forth in the definition of the term “Debt Service Support LC” and is in a face amount of at least the Debt Service Support LC Amount. All the proceeds of any such drawing made by the Administrative Agent shall be deposited into the Debt Service Reserve Account.
          (d) At any time that any Debt Service Support LC is in effect, the Administrative Agent may make drawings thereunder (i) to make, on behalf of the Borrower, any payment required to be made, and not otherwise made, by the Borrower under Section 2.06, 2.07, 2.11 or 2.22 or Article VII or (ii) after the occurrence and during the continuance of an Event of Default, for any other purpose. All the proceeds of any such drawing referred to in clause (ii) above made by the Administrative Agent shall, pending application thereof to make any payment of the type referred to in clause (i) above, be deposited into the Debt Service Reserve Account.
ARTICLE III
Representations and Warranties
          Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all material Governmental Approvals required for the ownership and operation of its assets and the conduct of its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each Loan

Document and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
          SECTION 3.02. Authorization; Absence of Conflicts. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action of each Loan Party and (b) will not (i) violate any provision of law, statute, rule or regulation or any order of any Governmental Authority applicable to Holdings or any of its Affiliates, or of the certificate or articles of incorporation or other constitutive documents or bylaws of Holdings or any Subsidiary, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to any right to require any prepayment, repurchase or redemption of any obligation under, or give rise to any right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation under, any indenture or other agreement or instrument to which Holdings or any Subsidiary is a party or by which any of them or any of their assets are or may be bound or (iii) result in the creation or imposition of any Lien upon or with respect to any assets now owned or hereafter acquired by Holdings or any Subsidiary (other than Liens created under the Loan Documents or under the Revolving Loan Documents, Liens on the Crack Spread Hedging Cash Collateral and the deposit made pursuant to the Stock Purchase Agreement). Each of Holdings and the Subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement.
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by any Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          SECTION 3.04. Governmental Approvals. (a) No Governmental Approval or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings necessary to perfect Liens created under the Loan Documents and under the Revolving Loan Documents and (b) such as have been, or, in the case of filings relating to the consummation of the Acquisition and the Merger, prior to or substantially concurrently with the funding of the Loans on the Effective Date will be, obtained or made and are (or will so be) in full force and effect.
          (b) All Governmental Approvals required for the ownership of the Krotz Springs Refinery or the operation thereof will be, on the Effective Date, in full force and effect, and, to the knowledge of Holdings and the Subsidiaries, no basis for the revocation, termination, withdrawal or other lapse of the effectiveness thereof exists, in each case except where the absence of such Governmental Approval could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders the balance sheets of the Krotz Springs Refining Business (i) as of December 31, 2007 and 2006 and the statements of income and cash flows for the years ended December 31, 2007, 2006 and 2005, in each case audited by and accompanied by the opinion of KPMG LLP, an independent registered public accounting firm, and (ii) balance sheets of the Krotz Springs Refining Business as of March 31, 2008, and the statements of income and cash flows for the three months ended March 31, 2008. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Krotz Springs Refining Business as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Krotz Springs Refining Business as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) The Borrower has heretofore furnished to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of and for the 12-month period ending on December 31, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of such 12-month period. Such pro forma consolidated financial statements have been prepared in good faith by the Borrower, based on assumptions believed by the Borrower to be reasonable, are based on the best information reasonably available to the Borrower as of the date of delivery thereof, accurately reflect all material adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred on such date or at the beginning of such period, as the case may be.
          SECTION 3.06. No Material Adverse Change. Since December 31, 2007, there has been no event, condition or development that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of Holdings and the Subsidiaries, taken as a whole.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material assets (including all Mortgaged Properties), except for Permitted Encumbrances and minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material assets are free and clear of Liens, other than Liens permitted by Section 6.02. On the Effective Date, the assets of Holdings and the Subsidiaries (including rights under any transitional services agreement entered into with the Seller) will be sufficient to operate the Krotz Springs Refinery and to conduct the Krotz Springs Refining Business, in each case, substantially in the manner as currently conducted or as proposed to be conducted by the Borrower on the Effective Date.
          (b) Each of Holdings and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Holdings and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
          (c) Neither Holdings nor any Subsidiary has received any notice, or has any knowledge, of any pending or contemplated Condemnation of any material Mortgaged Property or any sale or disposition thereof in lieu of condemnation.
          (d) Neither Holdings nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Mortgaged Property or any interest therein.
          SECTION 3.08. Subsidiaries. Upon delivery thereof on the Effective Date, Schedule 3.08 will set forth, as of the Effective Date, a complete and correct list of the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings or any Subsidiary in, each Subsidiary. Holdings owns all the issued and outstanding Equity Interests in the Borrower, other than the Permitted Compensation Incentive Equity Interests. Neither Holdings nor any Subsidiary owns any Equity Interests in any person that is not a Subsidiary. Each Subsidiary is a wholly owned Domestic Subsidiary.
          SECTION 3.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or any Subsidiary, threatened against or affecting Holdings or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of Holdings, any Subsidiary or any of their material assets is in violation of, nor will the continued operation of their material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) Neither Holdings nor any Subsidiary is a party to any agreement or instrument, or is subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (b) Neither Holdings nor any Subsidiary (nor, to the knowledge of Holdings or any Subsidiary, any other person) is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any indenture or other agreement or instrument to which it is a party or by which it or any of its assets are or may be bound (including any ExxonMobil Pipeline Supply Contract), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (c) Upon delivery thereof on the Effective Date, Schedule 3.10 will set forth, as of the Effective Date, each ExxonMobil Pipeline Supply Contract. Each ExxonMobil Pipeline Supply Contract is, as of the Effective Date, in full force and effect.
          SECTION 3.11. Federal Reserve Regulations. (a) Neither Holdings nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of buying or carrying Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulations T, U and X.
          SECTION 3.12. Investment Company Act. Neither Holdings nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the recitals to this Agreement.
          SECTION 3.14. Tax Returns. Each of Holdings and the Subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. Neither the Confidential Information Memorandum nor any other report, financial statement, schedule, certificate or other information furnished by or on behalf of Holdings or any Subsidiary to the Administrative Agent, the Collateral Agent, the Arranger or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such report, financial statement, schedule, certificate or other information was based upon or constitutes a forecast or projection, Holdings and the Borrower represent only that Holdings and the Subsidiaries acted in good faith and utilized reasonable assumptions and due care in the preparation of such report, financial statement, schedule, certificate or other information.
          SECTION 3.16. Employee Benefit Plans. Each of Holdings and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual measurement date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual measurement dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability of Holdings or any Subsidiary. Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.18. Insurance. Upon delivery thereof on the Effective Date, Schedule 3.18 will set forth a complete and correct description of all insurance maintained by or on behalf of Holdings and the Subsidiaries as of the Effective Date. As of the Effective Date, such insurance will be in full force and effect and all premiums thereunder shall be duly paid. Holdings and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are required under Section 5.02.
          SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and (i) when the Collateral (as so defined) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other person, but subject to the Intercreditor Agreement, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as so defined) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other person, except for rights secured by Liens permitted by Section 6.02.
          (b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages have been filed in the offices specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, but subject to Liens permitted by Section 6.02.
          (c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Guarantee and Collateral Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States of America and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Effective Date).
          SECTION 3.20. Location of Real Property. (a) Upon delivery thereof on the Effective Date, Schedule 3.20(a) will set forth, as of the Effective Date, a complete and correct list of all real property owned in fee by Holdings or any Subsidiary and the legal description thereof. On the Effective Date, the Borrower will own in fee all the real property set forth on Schedule 3.20(a).
          (b) Upon delivery thereof on the Effective Date, Schedule 3.20(b) will set forth, as of the Effective Date, a complete and correct list of all real property leased by Holdings or any Subsidiary and the legal description thereof. On the Effective Date, the Borrower will have valid leasehold interests in all the real property set forth on Schedule 3.20(b).
          (c) Upon delivery thereof on the Effective Date, Schedule 3.20(c) will set forth, as of the Effective Date and to the knowledge of Holdings and the Subsidiaries, a complete and correct list of all pipeline rights of way and easements appurtenant.

          SECTION 3.21. Labor Matters. There are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings or any Subsidiary, threatened. The hours worked by and payments made to employees of Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law relating to such matters, except where such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of Holdings or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, neither Holdings nor any Subsidiary will be party to, or otherwise bound by, any collective bargaining agreement.
          SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, including the making of each Loan and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the date on which the Loans are made hereunder.
          SECTION 3.23. Concerning Holdings and the Borrower. Each of Holdings and the Borrower has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Date, will not have incurred liabilities (including Indebtedness) or obligations of any nature, other than pursuant to or in connection with the Loan Documents, the Stock Purchase Agreement and the Transactions.
          SECTION 3.24. Sanctioned Persons. None of Holdings, any Subsidiary or, to the knowledge of Holdings or any Subsidiary, any director, officer, agent, employee or Affiliate of Holdings or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV
Conditions
          The obligations of the Lenders to make Loans hereunder shall be subject to the satisfaction on and as of the Effective Date (or waiver by the Required Lenders in accordance with Section 9.08) of the following conditions:
     (a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date) of (i) Jones Day, counsel for Holdings and the Borrower, and (ii) local counsel for Holdings and the Borrower in each jurisdiction where a Mortgaged Property is located, in each case in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of such Loan Party as in effect on the Effective Date and at the time of adoption of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowing hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of each of Holdings and the Borrower, confirming the satisfaction of the conditions set forth in the first sentence of each of paragraphs (l) and (m) and in paragraphs (e), (j), (k) (other than the final sentence thereof), (n) (other than the final sentence thereof) and (q) of this Article.
     (e) At the time of and after giving effect to the Transactions to occur on the Effective Date, (i) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects on and as of such prior date, and (ii) no Default or Event of Default shall have occurred and be continuing.
     (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of Parent, to the effect that (i) the Transactions will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to any right to require any prepayment, repurchase or redemption of any obligation under, or give rise to any right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation under, any indenture, credit agreement or other material agreement or instrument to which Parent or any of its subsidiaries is a party or by which any of them or any of their assets are or may be bound and (ii) each of Holdings and the Subsidiaries has been duly designated as an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement.
     (g) The Lenders shall have received, or been provided access to, (i) the audited and unaudited financial statements and opinion referred to in Section 3.05 and (ii) such other financial statements of the Acquired Company or the Krotz Springs Refining Business as shall have been furnished by or on behalf of the Seller to Parent or any of its Affiliates. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of each of Holdings and the Borrower, confirming satisfaction of the condition precedent set forth in clause (ii) above.
     (h) The Administrative Agent shall have received a detailed business plan or projections of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions for the years 2008 through 2014 and for the eight quarters beginning with the first quarter of 2008, in each case in form reasonably satisfactory to the Administrative Agent.
     (i) Each of S&P and Moody’s shall have assigned a rating to the credit facility provided for herein.

     (j) Holdings shall have received cash proceeds of not less than $100,000,000 from the Holdings Contribution. Holdings shall have transferred all such cash proceeds to the Borrower as a contribution to the common equity of the Borrower.
     (k) All consents and approvals required to be obtained from any Governmental Authority or other person in connection with the Acquisition and the other Transactions (including the IDB Consents) shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome condition, and there shall not be any pending or, to the knowledge of Holdings or the Borrower, threatened actions, suits or proceedings by or before any Governmental Authority that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions. The Acquisition shall have been, or substantially concurrently with the funding of the Loans shall be, consummated in accordance with applicable law and the Stock Purchase Agreement (without giving effect to any amendments or other modifications of, or waivers under, the Stock Purchase Agreement (including any deemed waiver under Section 6.10 thereof) that, individually or in the aggregate, are adverse to the Lenders in any material respect and that have not been consented to by the Administrative Agent). The Merger shall have been, or substantially concurrently with the funding of the Loans shall be, consummated in accordance with applicable law, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it. The Administrative Agent shall have received a copy of the Stock Purchase Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Responsible Officer of each of Holdings and the Borrower as being complete and correct.
     (l) The Borrower shall have entered into the Revolving Credit Agreement, which shall provide, subject to the terms and conditions thereof, for revolving extensions of credit thereunder in an aggregate principal amount of at least $400,000,000, and the conditions to the obligations of the lenders thereunder to make loans and other extensions of credit on the Effective Date shall have been, or substantially concurrently with the funding of the Loans shall be, satisfied. The Administrative Agent shall have received a copy of the Revolving Loan Documents, certified by a Responsible Officer of the Borrower as being complete and correct, and the terms and conditions of the Revolving Loan Documents shall be substantially consistent with the revolving facility term sheet furnished to the Lenders prior to the Closing Date and otherwise reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received from the Revolving Collateral Agent a counterpart of the Intercreditor Agreement signed on behalf of the Revolving Collateral Agent (or evidence satisfactory to the Administrative Agent (which may include facsimile transmission) that the Revolving Collateral Agent has signed such a counterpart).
     (m) The Crack Spread Hedging Agreement shall have been, or substantially concurrently with the funding of the Loans shall be, executed and delivered by the parties thereto and shall be in full force and effect. The Crack Spread Hedging Counterparty shall have, or substantially concurrently with the funding of the Loans shall, receive the Crack Spread Hedging Cash Collateral. The Administrative Agent shall have received a copy of the Crack Spread Hedging Agreement, certified by a Responsible Officer of the Borrower as being complete and correct.
     (n) The Guarantee and Collateral Requirement shall be satisfied. The No-Offset Agreement, in the form contemplated by the Stock Purchase Agreement, shall have been, or substantially concurrently with the funding of the Loans shall be, executed and delivered by the Seller and shall be in full force and effect. The Collateral Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Responsible Officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to Holdings and the Subsidiaries (and predecessors in interest thereto, including the Acquired Company and the Seller) in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially contemporaneously with the funding of Loans on the Effective Date will be, released.
     (o) The Administrative Agent shall have received Schedules 3.08, 3.10, 3.18, 3.20(a), 3.20(b) and 3.20(c) referred to in Article III.
     (p) The Administrative Agent shall have received evidence that insurance required by Section 5.02 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee thereunder and naming the Administrative Agent, the Collateral Agent and the Lenders as additional insured, in each case to the extent required by Section 5.02.
     (q) Immediately after giving effect to such Transactions, (i) no Subsidiary shall have outstanding any Preferred Equity Interests, (ii) neither Holdings nor any Subsidiary shall have any Indebtedness, other than (A) Indebtedness incurred under this Agreement, (B) Indebtedness incurred under the Revolving Credit Agreement and (C) Indebtedness set forth on Schedule 6.01, and (iii) the Borrower shall have no outstanding Equity Interests other than common stock owned by Holdings and the Permitted Compensation Incentive Equity Interests.
     (r) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that Holdings and the Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

     (s) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by Holdings or the Subsidiaries under the Commitment Letter, the Fee Letter or any Loan Document.
     (t) The Lenders shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Section 326 of the USA Patriot Act.
The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
ARTICLE V
Affirmative Covenants
          So long as this Agreement shall remain in effect and until the Commitments shall have terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under the Loan Documents shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that, unless the Required Lenders shall otherwise consent in writing:
          SECTION 5.01. Existence; Businesses and Properties. (a) Holdings and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
          (b) Holdings and each Subsidiary will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; will use its commercially reasonable efforts to maintain and operate its business in substantially the manner in which it is conducted and operated on the Effective Date and will use the standard of care typical for the industry in the maintenance and operation of its facilities; will comply in all respects with all applicable laws, rules and regulations (including all Environmental Laws) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and will use its commercially reasonable efforts to maintain and preserve all property used in the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (c) Holdings and each Subsidiary will comply in all material respects with the terms and provisions of all material leases and licenses relating to the Krotz Springs Refinery and all material agreements relating to the Krotz Springs Refinery.
          SECTION 5.02. Insurance. (a) Holdings and the Subsidiaries, at their expense and with financially sound and reputable insurers with a Best’s Key Rating Guide rating of “A-” or better and a Best’s Insurance Guide and Key Ratings minimum size rating of “X” (or other insurers of recognized responsibility satisfactory to the Administrative Agent and the Collateral Agent), will maintain insurance adequately insuring their insurable properties at all times, and will maintain or cause to be maintained such other insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses operating in the same or similar locations or as required by law (including as to any Lender), but in any event containing limits and coverage provisions set forth in Schedule 5.02 and otherwise complying with this Section.
          (b) Holdings and the Subsidiaries will cause all such policies in respect of property damage, machinery breakdown and business interruption (i) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, on and after the Effective Date, all payments under such policies made or required to be made by the insurer shall be paid directly to the Collateral Agent and the Revolving Collateral Agent, (ii) to provide that none of Holdings, any Subsidiary, the Administrative Agent, the Collateral Agent, the Arranger, any Lender or any other Secured Party shall be a coinsurer thereunder and (iii) to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect the interests of the Secured Parties.
          (c) Holdings and the Subsidiaries will cause all such policies, other than policies in respect of workers’ compensation insurance, to name the Administrative Agent, the Collateral Agent and the Lenders as additional insured, on forms reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          (d) Holdings and the Subsidiaries (i) will cause each such policy to provide that it shall not be canceled or not renewed (A) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (B) for any other reason upon not less than 45 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; and (ii) will deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy, certificates of insurance evidencing the renewal or replacement of such policy, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (e) Holdings and the Subsidiary will further cause all such policies to contain the following terms and conditions:
     (i) Each policy shall expressly provide that all provisions thereof, except the liability limits (which shall be applicable to all insured parties as a group) and liability for premiums (which shall be liabilities solely of Holdings or one or more of its Affiliates) shall operate in the same manner as if there were a separate policy covering each such insured party. All policies in respect of property damage, machinery breakdown and business interruption shall include a customary non-vitiation clause reasonably acceptable to the Administrative Agent and the Collateral Agent, which shall protect the interest of the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties regardless of any breach or violation by Holdings, any Subsidiary or any other Affiliate of Holdings of warranties, declarations or conditions contained in such policies, any action or inaction of Holdings, any Subsidiary, any other Affiliate of Holdings or any other person, or any foreclosure relating to the Krotz Springs Refinery or any change in ownership of all or any portion of the Krotz Springs Refinery.
     (ii) Each policy (other than any workers’ compensation insurance) shall waive (A) any subrogation right of the insurer as against the Administrative Agent, the Collateral Agent, the Lenders and any other Secured Party and (B) any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Administrative Agent, the Collateral Agent, the Lenders, any other Secured Party, Holdings or any Subsidiary.
     (iii) Each policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party.
          (f) In the event that any such policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, Holdings and the Subsidiaries will obtain for each such policy the broadest basic and supplemental extended reporting period or “tail” coverage available thereunder (which coverage shall be for a minimum of five years) and will provide to the Administrative Agent and the Collateral Agent evidence satisfactory to them that such basic and supplemental extended reporting period or “tail” coverage has been obtained.
          (g) Upon request by the Administrative Agent or the Collateral Agent, Holdings and the Borrower will promptly furnish to the Administrative Agent or the Collateral Agent, as the case may be, copies of all insurance policies, binders and cover note or other evidence of insurance required under this Section. Holdings and the Subsidiaries will provide to the Administrative Agent and the Collateral Agent such further evidence as to the satisfaction of the requirements set forth in this Section, and will execute such further documents and instruments and take such further actions to cause the requirements of this Section to be and remain satisfied at all times, as the Administrative Agent or the Collateral Agent may reasonably request, all at the expense of the Loan Parties.
          (h) In the event that Holdings and the Subsidiaries at any time or times shall fail to obtain or maintain any of the policies of insurance required to be maintained by them under this Section, or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without limiting any obligations of Holdings and the Subsidiaries hereunder or waiving any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with the exercise of its authority under this paragraph, including reasonable fees, charges and other disbursements of counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Holdings and the Borrower and shall constitute Secured Obligations.
          (i) Holdings and the Subsidiaries shall not be required to maintain any insurance policy otherwise required to be maintained by them under this Section, or cause any such policy to contain the terms (including minimum limits) specified in this Section, if and for so long as in the judgment of the Administrative Agent such insurance policy, or such specified terms, are not reasonably available or the cost thereof is excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the obtainment of the insurance otherwise required to be maintained by Holdings and the Subsidiaries under this Section if and for so long as in the judgment of the Administrative Agent such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished under this Section. In connection with any determination under this paragraph, the Administrative Agent may consult with an independent insurance consultant selected by it, all at the expense of the Loan Parties, and each Lender agrees that the Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such consultant.
          (j) No provision of this Section or any other provision of this Agreement or any other Loan Document shall impose on the Administrative Agent or the Collateral Agent any duty or obligation to ascertain or inquire into, or to verify the existence or adequacy of, the insurance coverage maintained by or on behalf of Holdings or any Subsidiary, nor shall the Administrative Agent or the Collateral Agent be responsible for any statement, representation or warranty made by or on behalf of Holdings, any Subsidiary or any other Affiliate of Holdings to any insurance company or underwriter.
          (k) Each of Holdings and the Borrower hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as Holdings’ or the Borrower’s, as the case may be, true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of Holdings or the

Borrower, as the case may be, on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect thereto.
          SECTION 5.03. Obligations and Taxes. Holdings and each Subsidiary will pay its Indebtedness and other obligations promptly and in accordance with their terms and will pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than any Lien permitted by Section 6.02); provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings or any such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
          SECTION 5.04. Financial Statements, Reports, Etc. Holdings and the Borrower will furnish to the Administrative Agent, for distribution, where applicable, to the Lenders:
     (a) within 90 days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year of the Borrower ending on December 31, 2008, within 120 days after the end of such fiscal year), its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or another independent registered public accounting firm of recognized national standing that is reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accounting firm (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) within 45 days after the end of each of the first three fiscal quarters (commencing with the fiscal quarter ending on September 30, 2008) of each fiscal year of the Borrower (or, in the case of the fiscal quarter of the Borrower ending on September 30, 2008, within 60 days after the end of such fiscal quarter), its consolidated balance sheet and related consolidated statements of income and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of their operations and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;
     (c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of each of Holdings and the Borrower, (i) certifying that no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.12, 6.13, 6.14 and 6.15, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, since December 31, 2007), to the extent such change is applicable to the financial statements delivered under clause (a) or (b) above, and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (iv) certifying that all notices required to be provided under Sections 5.02, 5.09(b) and 5.10 have been provided and (v) in the case of any delivery of financial statements under clause (a) above or under clause (b) above with respect to the fiscal quarter of the Borrower ending on September 30, 2010 or any fiscal quarter of the Borrower ending on June 30 of any year, setting forth reasonably detailed calculations of the Excess Cash Flow for the Sweep Period ended on such date (and, if any such Excess Cash Flow is to be Deferred Excess Cash Flow, reasonably detailed reasons therefor);
     (d) within 90 days after the end of each fiscal year of the Borrower, a certificate of a Responsible Officer of each of Holdings and the Borrower and, except where it is not reasonably practical to obtain such a report, a report of an independent insurance broker, signed by an officer of such broker, each setting forth the insurance then maintained by or on behalf of Holdings and the Subsidiaries (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that in their opinion such insurance complies with the terms of Section 5.02, together with evidence of payment of the premiums then due thereon;
     (e) within 90 days after the end of each fiscal year of the Borrower, a certificate of a Responsible Officer of each of Holdings and the Borrower setting forth (i) all Equity Interests, debt securities and promissory notes or any other instrument evidencing any such debt securities owned by any Loan Party and (ii) all commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Loan Party and that, in each case, (A) if so owned or filed by a Loan Party as of the Closing Date would have been required to be set forth on the applicable schedule to the Guarantee and Collateral Agreement pursuant to the terms of such agreement and (B) have not been set forth on such applicable schedule or a certificate previously delivered pursuant to this clause;
     (f) within 90 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;
     (g) promptly after the receipt thereof by Holdings or any Subsidiary, a copy of any “management letter” received in final form by any such person from its independent registered public accounting firm and the management’s response thereto;
     (h) promptly after the receipt thereof by Holdings or any Subsidiary, copies of all environmental audits and reports, whether prepared by personnel of Holdings or any Subsidiary or by independent consultants, that relate to any material Environmental Liability at or concerning the Krotz Springs Refinery or to any material Environmental Liabilities of Holdings or any Subsidiary;
     (i) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
     (j) promptly after a request therefor, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (k) promptly after a request therefor, such other information regarding the business, assets, liabilities, operations or condition (financial or otherwise) of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          Information required to be furnished pursuant to this Section shall be deemed to have been delivered if such information is posted by or on behalf of Holdings on IntraLinks/IntraAgency or another similar website (whether a commercial or third party website or a website sponsored by the Administrative Agent) to which each Lender and the Administrative Agent have access; provided that (i) at the request of the Administrative Agent, Holdings or the Borrower shall deliver to the Administrative Agent paper copies of any such information and (ii) Holdings or the Borrower shall notify (which notification may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such information and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of any information referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of any such information.
          SECTION 5.05. Litigation and Other Notices. Holdings and the Borrower will furnish to the Administrative Agent prompt written notice of the following:
     (a) (i) the occurrence of any Default or Event of Default, including as a result of the occurrence of any “default” or “event of default” (however denominated) under the Revolving Credit Agreement or any other definitive documentation for the Permitted ABL Facility (it being understood that, for purposes of this clause (i), any Event of Default that refers to an opinion of the Required Lenders shall be deemed to instead refer to an opinion of Holdings and the Borrower, acting reasonably); or (ii) Holdings or any Subsidiary receiving from (A) any lender or agent under the Revolving Credit Agreement, or any other definitive documentation for the Permitted ABL Facility, any notice alleging that a “default” or “event of default” has occurred thereunder, (B) the Crack Spread Hedging Counterparty, any notice alleging that a “default”, “event of default” or “termination event” has occurred under the Crack Spread Hedging Agreement or (C) Valero Marketing and Supply Company, or an Affiliated thereof, any notice alleging a default in the performance, observance or fulfillment of any material obligation of the Borrower under the Offtake Agreement;
     (b) the filing or commencement of, or Holdings or any Subsidiary obtaining any knowledge of any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary or other Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) the Borrower or the Seller, or any of their respective Affiliates, having made any claim for indemnification under the Stock Purchase Agreement;
     (d) (i) any Casualty with respect to any material portion of the Krotz Springs Refinery or that would cost $10,000,000 or more to repair or replace and (ii) any Condemnation with respect to any portion of the Krotz Springs Refinery;

     (e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (f) Holdings or any Subsidiary or other Affiliate thereof becoming subject to, or receiving notice of any claim with respect to, any Environmental Liability that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and
     (g) any other event, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of each of Holdings and the Borrower (i) in the case of any notice under clause (d) of this Section, setting forth a description of (A) the Casualty with respect to which it is given and their good faith estimate of the cost to repair or replace the assets affected by such Casualty or (B) the Condemnation with respect to which it is given and the book value, and their good faith estimate of the fair market value, of the property subject to such Condemnation and (ii) in the case of any other notice, setting forth the details of the event, condition or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Holdings and each Subsidiary will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Holdings and each Subsidiary will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor.
          (b) Holdings and the Borrower will use commercially reasonable efforts to cause the credit facility provided for herein to be continuously rated by S&P and Moody’s.
          SECTION 5.07. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the recitals to this Agreement.
          SECTION 5.08. Senior Indebtedness Designation. In the event that Holdings or any Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of Holdings or such Subsidiary, Holdings or such Subsidiary, as applicable, will take all actions necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders or an agent on their behalf to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders or an agent on their behalf may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
          SECTION 5.09. Further Assurances; Collateral. (a) Holdings and each Subsidiary will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Collateral Agent reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties. Holdings and the Subsidiaries will use commercially reasonable efforts to obtain the ExxonMobil Pipeline Consents as promptly as practicable after the Effective Date. Holdings and the Subsidiaries will provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) Holdings and the Borrower will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and Holdings and the Borrower agree to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.
          SECTION 5.10. Additional Subsidiaries. If any Subsidiary is formed or acquired after the Effective Date, Holdings and the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent and the Collateral Agent thereof and cause the Guarantee and Collateral Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

          SECTION 5.11. Crack Spread Hedging Agreement. The Borrower will maintain the Crack Spread Hedging Agreement in effect for a period of not less than two years and three months following the Closing Date.
          SECTION 5.12. Concerning Revolving Availability. Holdings and the Subsidiaries shall not incur any Indebtedness under the Permitted ABL Facility if, at the time of or after giving effect thereto, an ABL Availability Deficit shall occur and be continuing (it being agreed that, for purposes of this paragraph, Indebtedness incurred by the Borrower under the Revolving Credit Agreement in the form of “Protective Advances” thereunder made by the “Agent” thereunder in accordance with the terms thereof (and not upon any request of the Borrower) shall not be deemed to be incurred by the Borrower); provided that, notwithstanding the foregoing, the Borrower and its subsidiaries may incur Indebtedness under the Permitted ABL Facility if (a) substantially concurrently with the incurrence thereof, the proceeds thereof are applied to make any payment required to be made under Section 2.06, 2.07, 2.11 or 2.22 or (b) such incurrence is determined by the Borrower, in light of the circumstances then existing, to be reasonably necessary for the continuation of the operation of its business in the ordinary course; provided further that, in the event an ABL Availability Deficit shall have occurred, the Borrower shall use its commercially reasonable efforts to eliminate such ABL Availability Deficit as promptly as practicable following the occurrence thereof. At any time the Deferred Excess Cash Flow shall be greater than zero, the Borrower shall use its commercially reasonable efforts to cause, as promptly as practicable, the ABL Availability to exceed the ABL Availability Threshold by the amount of the Deferred Excess Cash Flow.
ARTICLE VI
Negative Covenants
          So long as this Agreement shall remain in effect and until the Commitments shall have terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under the Loan Documents shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that, unless the Required Lenders shall otherwise consent in writing:
          SECTION 6.01. Indebtedness. Neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created under the Loan Documents;
     (b) Indebtedness created under the Revolving Credit Agreement, or Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $535,000,000 at any time outstanding (the “Permitted ABL Facility”); provided that the availability of credit extensions thereunder shall be determined by reference to the “borrowing base” of the Borrower and its subsidiaries;

     (c) Indebtedness set forth on Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;
     (d) Indebtedness of the Borrower to any other Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that such Indebtedness shall not have been transferred to any other person (other than the Borrower or any other Subsidiary);
     (e) Guarantees incurred in compliance with Section 6.04(f);
     (f) Indebtedness of the Borrower or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;
     (g) Indebtedness of any person that becomes a subsidiary of the Borrower (or of any person not previously a subsidiary of the Borrower that is merged or consolidated with or into a subsidiary of the Borrower in a transaction permitted hereunder) after the date hereof, or Indebtedness of any person that is assumed by any such subsidiary in connection with an acquisition of assets by such subsidiary in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such person becomes a subsidiary of the Borrower (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such person becoming a subsidiary of the Borrower (or such merger or consolidation) or such assets being acquired, (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $5,000,000 at any time outstanding and (iii) neither Holdings nor any Subsidiary (other than such person or the subsidiary of the Borrower with which such person is merged or consolidated or that so assumes such person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
     (h) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
     (i) Indebtedness under performance, surety, statutory, insurance, appeal or similar bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
     (j) any Holdings Subordinated Loans;
     (k) the Crack Spread Hedging Support LC;

     (l) any Debt Service Support LC; and
     (m) other unsecured Indebtedness of the Borrower and the other Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.
          SECTION 6.02. Liens. (a) Neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Encumbrances;
     (iii) any Lien on any asset of Holdings or any Subsidiary (or of the Acquired Company and its Affiliates) existing on the Closing Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of Holdings or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date;
     (iv) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; provided that (A) such Liens secure Indebtedness permitted by Section 6.01(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other asset of Holdings or any Subsidiary;
     (v) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any of its subsidiaries or existing on any asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other asset of Holdings or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;
     (vi) Liens created under the Revolving Loan Documents or any other definitive documentation for the Permitted ABL Facility; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(b) and other obligations not constituting Indebtedness that are secured thereunder, (B) such Liens do not apply to any asset of Holdings or any Subsidiary other than assets that constitute Collateral and that are subject to a Lien granted under a Security Document to secure the Secured Obligations and (C) such Liens are subject to the terms of the Intercreditor Agreement;

     (vii) Liens on the Crack Spread Hedging Cash Collateral to secure obligations of the Borrower under the Crack Spread Hedging Agreement or the Crack Spread Hedging Support LC; provided that the aggregate principal amount of the Crack Spread Hedging Cash Collateral subject to the Liens permitted by this clause (vii) shall not exceed $50,000,000;
     (viii) Liens on the Debt Service Support LC Cash Collateral to secure obligations of the Borrower under any Debt Service Support LC; provided that the aggregate amount of the Debt Service Support LC Cash Collateral subject to the Liens permitted by this clause (viii) shall not, at any time, exceed 105% of the face amount of the Debt Service Support LC in effect at such time; and
     (ix) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
          (b) Notwithstanding anything herein to the contrary, neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any consensual Lien on any asset now owned or hereafter acquired by it to secure the obligations of the Borrower under the Earnout Agreement.
          SECTION 6.03. Sale/Leaseback Transactions. Neither Holdings nor any Subsidiary will enter into any Sale/Leaseback Transaction.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other person, or purchase or otherwise acquire (in one transaction or a series of transactions) (x) all or substantially all the assets of any other person or of a business unit, division, product line or line of business of any other person, or (y) other assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, except:
     (a) the Acquisition;
     (b) Permitted Investments;
     (c) Investments existing on the Effective Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Effective Date);
     (d) Investments by Holdings in the Equity Interests of the Borrower and Investments by the Borrower and the other Subsidiaries in the Equity Interests of their respective subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments and (ii) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement;

     (e) loans or advances made by the Borrower or any other Subsidiary to any Subsidiary; provided that the Indebtedness resulting therefrom is permitted by Section 6.01(d);
     (f) Guarantees by Holdings or any Subsidiary of Indebtedness or other obligations of Holdings or any Subsidiary; provided that (i) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Guarantee and Collateral Agreement shall not Guarantee any Indebtedness or other obligations under or pursuant to the Permitted ABL Facility, (ii) Holdings shall not Guarantee any Indebtedness or other obligations of any Subsidiary except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted ABL Facility and (iii) no Subsidiary shall Guarantee any Indebtedness or other obligation of Holdings except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted ABL Facility;
     (g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (h) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.06;
     (i) Investments in the form of Hedging Agreements permitted by Section 6.07;
     (j) payroll, travel and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (k) loans or advances to directors and employees of Holdings or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;
     (l) purchases of crude oil and other inventory, supplies and materials in the ordinary course of business;
     (m) other Investments and Permitted Acquisitions; provided that, at the time each such Investment or Permitted Acquisition is purchased, made or otherwise acquired, (i) no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom, (ii) the Deferred Excess Cash Flow is not greater than zero and (iii) the amount of such Investment, or the aggregate consideration and other amounts paid in connection with such Permitted Acquisition, shall not exceed the

Retained Amount at the time of the making of such Investment or Permitted Acquisition; and
     (n) other Investments and Permitted Acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (i) no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom, (ii) the Deferred Excess Cash Flow is not greater than zero and (iii) the amount of such Investment, or the aggregate consideration and other amounts paid in connection with such Permitted Acquisition, together with the aggregate amount, determined as of such time, of all other Investments purchased, made or otherwise acquired, and the aggregate amount of all consideration and such other amounts paid in connection with all other Permitted Acquisitions made, in reliance on this clause (n) shall not exceed $5,000,000 in the aggregate.
          SECTION 6.05. Mergers, Consolidations and Other Fundamental Changes. Neither Holdings nor any Subsidiary will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except that (a) the Borrower may consummate the Merger and (b) if, at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary (other than the Borrower) may merge into or consolidate with any other Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary (other than the Borrower) that is an Inactive Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not adverse to the interests of the Lenders.
          SECTION 6.06. Asset Sales. Neither Holdings nor any Subsidiary will sell, transfer, lease or otherwise dispose of (it being understood that a Casualty to, or a Condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to Holdings or any other Subsidiary in compliance with Sections 6.04 and 6.10), except:
     (a) sales, transfers and other dispositions of inventory, obsolete, worn-out or surplus equipment, cash and Permitted Investments in the ordinary course of business;
     (b) sales, transfers and other dispositions to the Borrower or any other Subsidiary;
     (c) issuances and sales by the Borrower of its common stock to management or employees of the Borrower or any of its subsidiaries under any employee stock option or stock purchase plan or employee benefit plan (the common stock so issued and sold in compliance with this clause (c) being referred to as the “Permitted Compensation Incentive Equity Interests”); provided that the Permitted Compensation Incentive Equity Interests (i) shall have no voting rights and (ii) shall not, at any time, represent more than 5.0% of aggregate equity value represented by the issued and outstanding common stock of the Borrower; and
     (d) sales, transfers and other dispositions of assets (other than Equity Interests in any Subsidiary) that are not permitted by any other clause of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause shall not exceed $5,000,000 in the aggregate and (ii) all sales, transfers and other dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration.
          SECTION 6.07. Hedging Agreements. (a) Neither Holdings nor any Subsidiary will enter into any Hedging Agreement except (i) the Crack Spread Hedging Agreement, (ii) Hedging Agreements entered into to hedge or mitigate risks to which Holdings or any Subsidiary has actual exposure (other than in respect of Indebtedness of Holdings or any Subsidiary) and not for speculative purposes and (iii) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary and not for speculative purposes.
          (a) During the term (including any extensions thereof) of the Crack Spread Hedging Agreement, neither Holdings nor any Subsidiary will enter into any Hedging Agreement or other arrangement with any person the economic effect of which, in respect of the Borrower, is opposite to the economic effect of the Crack Spread Hedging Agreement.
          (b) Neither Holdings nor any Subsidiary shall enter into any Hedging Agreement (other than, for the avoidance of doubt, the Crack Spread Hedging Agreement) the obligations under which would constitute Secured Obligations if, as a result thereof, the Capped Term Obligations (as defined in the Intercreditor Agreement) would exceed the Term Credit Cap Amount (as defined in the Intercreditor Agreement), and, notwithstanding anything to the contrary in the Guarantee and Collateral Agreement or any other Security Document, obligations under any Hedging Agreement that shall have been entered into in violation of this paragraph shall not, to the extent such obligations would otherwise result in the existence of any Term Credit Excess Amounts (as defined in the Intercreditor Agreement), be deemed to constitute Secured Obligations for all purposes of the Guarantee and Collateral Agreement and the other Security Documents.
          SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness; Payments under the Earnout Agreement. (a) Neither Holdings nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) any Subsidiary (other than the Borrower) may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests; (ii) the Borrower may make Restricted Payments (including through redemption or repurchase of such Equity Interests) on account of Permitted Compensation Incentive Equity Interests, in an amount not exceeding $2,000,000 in the aggregate for any fiscal year, as such amount may be increased pursuant to the immediately following proviso (the “Annual Compensation Incentive Amount”), pursuant to and in accordance with employee stock option or stock purchase plan or employee benefit plan for management or employees of the Borrower or any of its subsidiaries; provided that, to the extent the Annual Compensation Incentive Amount for any fiscal year exceeds the aggregate amount of Restricted Payments made under this clause (ii) during such fiscal year, the Annual Compensation Incentive Amount for the immediately succeeding fiscal year shall be increased by the amount of such excess; provided further, however, that the amount of Restricted Payments made under this clause (ii) shall not exceed $7,000,000 in the aggregate since the Closing Date; (iii) so long as no Default, Event of Default or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom, (A) the Borrower may make payments in cash to Holdings on account of Parent’s corporate expense allocation to Holdings and the Subsidiaries, the amount of such payments not to exceed (1) $17,500,000 in the aggregate for the period from the Effective Date to June 30, 2009, (2) $17,500,000 in the aggregate for the period from July 1, 2009 to June 30, 2010 and (3) $7,000,000 in the aggregate for each period of 12 consecutive months commencing on July 1 of any year (beginning with July 1, 2010) and ending on June 30 of the immediately following year (with the Borrower hereby agreeing to provide to the Administrative Agent, upon request, reasonable detail as to such corporate expense allocation), and (B) Holdings may make payments to Parent and its Affiliates in cash in an aggregate amount not exceeding the aggregate amount of the payments received by Holdings from the Borrower pursuant to the foregoing clause (A); and (iv) so long as no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom, and so long as the Deferred Excess Cash Flow is not greater than zero, (A) the Borrower may declare, make or pay Restricted Payments in cash to Holdings in an amount not exceeding the Retained Amount at such time and (B) Holdings may declare, make or pay Restricted Payments in cash in an aggregate amount not exceeding the aggregate amount of dividends received by Holdings from the Borrower pursuant to the foregoing clause (A).
          (b) Neither Holdings nor any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:
          (i) payments of or in respect of Indebtedness created under the Loan Documents;

     (ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than (A) payments in respect of Holdings Subordinated Loans and (B) payments in respect of the Permitted ABL Facility;
     (iii) interest and principal payments in respect of Indebtedness incurred under the Permitted ABL Facility, to the extent not prohibited by the Intercreditor Agreement;
     (iv) so long as no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom, and so long as the Deferred Excess Cash Flow amount is not greater than zero, interest and principal payments in respect of Holdings Subordinated Loans in an amount not exceeding at the time of making thereof the Retained Amount at such time, to the extent not prohibited by the Holdings Subordination Agreement;
     (v) refinancings of Indebtedness to the extent permitted by Section 6.01; and
     (vi) payments of secured Indebtedness (other than Indebtedness incurred under the Permitted ABL Facility) that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder.
          (c) Notwithstanding anything herein to the contrary, neither Holdings nor any Subsidiary will make any payments to the Seller or any of its Affiliates in respect of the obligations owed under the Earnout Agreement unless, at the time of and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
          SECTION 6.09. Transactions with Affiliates. (a) Neither Holdings nor any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except (i) transactions in the ordinary course of business that (A) are at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties and (B) do not involve payments by Holdings or such Subsidiary (excluding payments for purchases or other acquisitions of crude oil and reimbursements of costs and expenses (such as payroll) incurred by Parent or its subsidiaries on behalf of Holdings or such Subsidiary (but excluding corporate allocation expenses)) exceeding $5,000,000 in the aggregate during any fiscal year, (ii) transactions between or among the Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 6.08, (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Holdings or any Subsidiary entered in the ordinary course of business, (v) Investment permitted under Section 6.04(d) and (vi) loans and advances permitted under Sections 6.04(j) and 6.04(k).

          (b) Neither Holdings nor any Subsidiary will permit Parent or any of its Affiliates (other than Holdings and the Subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Effective Date.
          SECTION 6.10. Business of Holdings and Subsidiaries. (a) Notwithstanding anything herein to the contrary, Holdings (i) will not engage in any business or activity other than the ownership of the outstanding Equity Interests in the Borrower and activities incidental thereto and (ii) will not own or acquire any assets (other than Equity Interests in the Borrower, cash and Permitted Investments) or incur any liabilities (other than Indebtedness permitted to be incurred by it under Section 6.01, liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities).
          (b) Neither the Borrower nor any other Subsidiary will engage at any time in any business or activity other than the ownership and operation of the Krotz Springs Refinery and activities directly related or incidental thereto.
          SECTION 6.11. Restrictive Agreements. Neither Holdings nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien on any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary (other than the Borrower) to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Domestic Subsidiary or the ability of Holdings or any Domestic Subsidiary to Guarantee the Secured Obligations; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document and (B) restrictions and conditions imposed by the Revolving Loan Documents, as such restrictions and conditions are in effect on the date hereof, or by the Intercreditor Agreement; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted ABL Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.
          SECTION 6.12. Amendment of Material Documents. Neither Holdings nor any Subsidiary will (a)(i) amend, restate, supplement or otherwise modify its certificate of incorporation, bylaws or other organizational documents or (ii) amend, restate, supplement or otherwise modify, or waive any of its rights under, or terminate prior to the stated termination thereof or release, the Crack Spread Hedging Agreement or the Offtake Agreement, in each case to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to Holdings and the Subsidiaries or to the interests of the Lenders, or (b) amend, restate, supplement or otherwise modify any Revolving Loan Document or any other definitive documentation for the Permitted ABL Facility, to the extent any of the foregoing, could reasonably be expected to materially impair (i) the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Loan Party thereunder or (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document (it being agreed that this clause (b) shall not be deemed to restrict amendments, if any, made to the Revolving Credit Agreement pursuant to the exercise of “flex” rights in respect thereof, as and to the extent such rights are in effect on the date hereof).
          SECTION 6.13. Debt Service Coverage Ratio. The Borrower will not permit the ratio of (a) Cash Available for Debt Service to (b) Debt Service Payments, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
From the Effective Date through December 31, 2011	1.50 to 1.00

From March 31, 2012 through the Maturity Date	1.75 to 1.00
          SECTION 6.14. Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
From the Effective Date through September 30, 2009	1.75 to 1.00

From October 1, 2009 through March 31, 2010	1.25 to 1.00

From April 1, 2010 through the Maturity Date	1.00 to 1.00
          SECTION 6.15. Capital Expenditures. Neither Holdings nor any Subsidiary will make any Capital Expenditures; provided that the Borrower and its subsidiaries may make (a) maintenance Capital Expenditures made (i) during the period from the Effective Date to December 31, 2008, not exceeding $10,000,000 in the aggregate and (ii) during any fiscal year of the Borrower ending after December 31, 2008, not exceeding $17,500,000 in the aggregate in any such fiscal year, and (b) turnaround Capital Expenditures made (i) during the fiscal year of the Borrower ending on December 31, 2009, not exceeding $22,500,000 in the aggregate and (ii) during the period from October 1, 2012 to March 31, 2014, not exceeding $26,500,000 in the aggregate; provided further that, notwithstanding the foregoing, the Borrower and its subsidiaries may make, in addition to the foregoing, any Capital Expenditure if (A) at the time of the making thereof, (1) no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom and (2) the Deferred Excess Cash Flow amount is not greater than zero, and (B) the amount of such Capital Expenditure shall not exceed the Retained Amount at the time of the making thereof.
          SECTION 6.16. Fiscal Year. Neither Holdings nor any Subsidiary will change its fiscal year-end to a date other than December 31.

          SECTION 6.17. Preferred Equity Interests. Neither Holdings nor any Subsidiary will issue any Preferred Equity Interests; provided that Holdings may issue Preferred Equity Interests that are not Disqualified Equity Interests.
          SECTION 6.18. No Foreign Subsidiaries. Neither Holdings nor any Subsidiary will acquire, establish or permit to exist any Subsidiary that is a Foreign Subsidiary.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (d) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings and the Borrower only), 5.02(a), 5.02(b)(i), 5.02(c), 5.05, 5.07 or 5.12 or in Article VI;
     (e) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);
     (f) (i) Holdings or any Subsidiary shall fail to pay any principal or interest in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition shall occur that results in any

Material Indebtedness becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that (A) this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (B) in the case of any such failure, event or condition referred to in clauses (i) and (ii), such failure, event or condition shall not have been waived in accordance with the terms of such Material Indebtedness and shall continue beyond any grace period applicable thereto under the terms of such Material Indebtedness or, in the case of any such failure, event or condition relating to the Crack Spread Hedging Agreement, such failure, event or condition shall continue unremedied for a period of 30 days;
     (g) any Governmental Approval required for the ownership of the Krotz Springs Refinery, or the operation thereof in substantially the same manner as operated on the Effective Date, shall have been revoked, terminated or withdrawn or shall have ceased to be in full force and effect (including as a result of a failure to renew), and such revocation, termination, withdrawal or cessation has continued unremedied for a period of 30 days and, in the opinion of the Required Lenders, could reasonably be expected to result in a Material Adverse Effect;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Subsidiary, or of a substantial part of the property or assets of Holdings or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary or for a substantial part of the property or assets of Holdings or any Subsidiary or (iii) the winding-up, liquidation or dissolution of Holdings or any Subsidiary (other than an Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Holdings or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary or for a substantial part of the property or assets of Holdings or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than Holdings, the Borrower or any other Affiliate of Holdings, and provided that such other indemnifying party is, in the opinion of the Required Lenders, financially sound) has acknowledged liability) shall be rendered against Holdings or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Subsidiary to enforce any such judgment;
     (k) one or more judgments for injunctive relief shall be rendered against Holdings or any Subsidiary or any combination thereof that, in the opinion of the Required Lenders, could reasonably be expected to result in a Material Adverse Effect;
     (l) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could reasonably be expected to result in a Material Adverse Effect;
     (m) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall assert that it has any further liability under any such Guarantee (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);
     (n) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest in any material Collateral, except (i) as a result of a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement;
     (o) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted by Holdings or any Subsidiary, not to be, binding on or enforceable against any such party (or on or against any person on whose behalf the Revolving Collateral Agent makes any covenant or agreement therein), other than in accordance with its terms;

     (p) there shall have occurred any event or condition adversely affecting the ability of the Borrower and its subsidiaries to access (i) any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery or (ii) the Colonial Pipeline for the purpose of transporting refined products from the Krotz Springs Refinery, in each case that, in the opinion of the Required Lenders (taking into consideration the alternative arrangements available to the Borrower and its subsidiaries with respect to delivery of crude oil to and transport of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or
     (q) (i) any person other than Parent, or one or more wholly owned subsidiaries of Parent (or, in respect of such Preferred Equity Interests, any other Affiliate of Parent), shall acquire ownership of any common Equity Interests or any Preferred Equity Interests in Holdings or (ii) any person other than Holdings shall acquire ownership of any Equity Interests (other than Permitted Incentive Compensation Equity Interests) in the Borrower;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings and the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings and the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          Each of the Lenders hereby irrevocably appoints the entity named as the Administrative Agent and the Collateral Agent in the preamble hereto to serve as administrative agent and collateral agent under the Loan Documents (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) and authorizes the Agents to take such actions and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized (a) to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, including any acknowledgement or agreement referred to in the definition of the term “Guarantee and Collateral Requirement” and any agreement referred to in Section 9.18, and (b) to take such actions and to exercise such powers as are delegated to such Agents under Article X, including the right to release insurance proceeds and Condemnation Proceeds. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Holdings nor any Subsidiary shall have any rights as a third party beneficiary of any such provisions.
          The person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary or other Affiliate thereof that is communicated to or obtained by the person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or to confirm such Agent’s consent to, or satisfaction with, items expressly requiring its consent or satisfaction.
          Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person (including, if applicable, a Financial Officer or a Responsible Officer of such person). Each Agent may also rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper person (including, if applicable, a Financial Officer or a Responsible Officer of such person). Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. The fees payable by Holdings and the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor. After an Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-

agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arranger, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arranger, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding anything herein to the contrary, the Arranger shall not have any duties or obligations under this Agreement or any other Loan Document, but shall have the benefit of the indemnities provided for hereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or, as follows:
     (a) if to the Borrower or Holdings, to it at Park Central I, 7616 LBJ Freeway, Suite 300, Dallas, TX 75251, Attention of Chief Financial Officer (shai.even@alonusa.com; Fax No. (972) 367-3719);
     (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group Manager (agency.loanops@credit-suisse.com; Fax No. (212) 322-2291); and
     (c) if to a Lender, to it at its address (or fax number or email address) set forth in the Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. Holdings, the Borrower, the Administrative Agent and any

Lender may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings and the Subsidiaries in this Agreement or any other Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Administrative Agent and the Collateral Agent and shall survive the making by the Lenders of the Loans, regardless of any investigation made by or on behalf of the Lenders, the Administrative Agent, the Collateral Agent or the Arranger and notwithstanding that any Lender, the Administrative Agent, the Collateral Agent or the Arranger may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.16 and Article VIII shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
          SECTION 9.03. Binding Effect. This Agreement shall become binding when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of Holdings, the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such Lender shall provide notice to the Borrower and the Administrative Agent of the assignment of any Loans, (ii) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than $1,000,000 unless the Administrative Agent consents to a lower amount (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that the principal amount of concurrent assignments to any assignee and its Related Funds shall be aggregated for purposes of determining compliance with the foregoing minimum assignment amount, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (and all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by this Section, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. Each assignee, by its execution and delivery of an Assignment and Acceptance, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

          (e) Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participants shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any Participant, to no greater extent than the Lender that sold the participation to such Participant) and (iv) Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document (other than any amendment, modification or waiver described in the first proviso to Section 9.08(b) that affects such Participant or requires the approval of all the Lenders).
          (f) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or Participant or proposed assignee or Participant any information relating to Holdings and the Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (g) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to such financial institution or to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that such SPV makes such recipient aware of the confidentiality provisions of Section 9.16.
          (i) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) Holdings and the Borrower agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arranger and their Affiliates in connection with the arrangement and syndication of the credit facility provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, the Collateral Agent and the Arranger, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Arranger or any Lender.
          (b) Holdings and the Borrower agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (including the syndication of the credit facility provided for hereunder), (ii) the use of the proceeds of the Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated against or by any party to the Commitment Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any Subsidiary, or any Environmental Liability related in any way to Holdings or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing persons under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing persons acting for the Administrative Agent or the Collateral Agent (or any such sub-agent) in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (or, if no Loans or Commitments shall then be outstanding or in effect, at the time Loans were most recently outstanding).
          (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or by such an Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
          (b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Collateral Agent and, except as otherwise expressly provided in any such other Loan Document, the Loan Party or Loan Parties that are parties thereto (and, in the case of the Intercreditor Agreement, the Revolving Collateral Agent), in each case (other than in the case of amendments, supplements or other modifications of the Intercreditor Agreement expressly authorized under Section 9.18) with the consent of the Required Lenders; provided, however, that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, such amendment does not adversely affect the rights of any Lender and (ii) no such agreement shall (A) decrease the principal amount of, or extend the scheduled maturity date, or the date of any scheduled payment under Section 2.11 of the principal amount, of any Loan, or any date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, in each case without the prior written consent of each Lender affected thereby, (B) increase or extend the Commitment of, or decrease or extend any date for the payment of any fees (including any prepayment fees) payable to, any Lender, or waive or excuse any such payment or any part thereof, without the prior written consent of such Lender, (C) amend or modify the pro rata requirements of Section 2.17 or 2.18, the provisions of Section 9.04(h), the provisions of this Section or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, or the percentage set forth in the definition of the term “Required Lenders”, or release Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee and Collateral Agreement (except as expressly provided in Section 9.17), or limit its liability in respect of such Guarantee, or release all or substantially all the Collateral from the Liens of the Security Documents, in each case without the prior written consent of each Lender, (D) contractually subordinate any of the Collateral Agent’s Liens without the prior written consent of each Lender or (E) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(h) without the written consent of such SPV; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, respectively.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof, and supersede any and all previous agreements or understandings among the parties with respect to the subject matter hereof (but do not supersede any provisions of the Commitment Letter, the Fee Letter or any separate letter agreements with respect to fees payable to the Administrative Agent that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Nothing in this Agreement or in the other Loan Documents, express or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this

Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any of their properties in the courts of any jurisdiction.
          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Holdings or any Subsidiary or any of their respective obligations, (f) to any other party to this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, “Information” shall mean all information received from Holdings or the Borrower and related to Holdings or any Subsidiary or their businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          SECTION 9.17. Release of Collateral and Guarantees. (a) Notwithstanding any contrary provision herein or in any other Loan Document, (i) upon any sale or other disposition by any Loan Party (other than to Holdings or any Subsidiary) of any Collateral consisting of inventory or obsolete, worn-out or surplus equipment in the ordinary course of business in a transaction permitted under Section 6.06(a), the security interests in such Collateral created by the Guarantee and Collateral Agreement or any other Security Document shall be automatically released, and (ii) if Holdings and the Borrower shall request the release under the Guarantee and Collateral Agreement or any other Security Document of any Subsidiary to be liquidated or dissolved, or of any Collateral not referred to in the preceding clause (i) to be sold or otherwise disposed of by any Loan Party (other than to Holdings or any Subsidiary), in each case in a transaction permitted under the terms of this Agreement and shall deliver to the Administrative Agent and the Collateral Agent a certificate to the effect that such transaction and, if applicable, the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary from its Guarantee under the Guarantee and Collateral Agreement or the release of such Collateral, as the case may be, substantially simultaneously with or at any time after the completion of such transaction. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender. The Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of Collateral required by this paragraph.
          (b) Without limiting the provisions of Section 9.05, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including reasonable attorneys’

fees and disbursements, incurred by it in connection with any action contemplated by this Section.
          SECTION 9.18. Intercreditor Agreement. The Lenders acknowledge that obligations of Holdings and the Subsidiaries under the Permitted ABL Facility, and certain obligations related thereto, will be secured by Liens on assets of Holdings and the Subsidiaries that constitute Collateral. At the request of Holdings and the Borrower, the Collateral Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Permitted ABL Facility with respect to the Collateral. Each Lender hereby irrevocably (a) consents to the subordination of Liens provided for under the Intercreditor Agreement, (b) authorizes and directs the Collateral Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by such Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Collateral Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated by Section 5.05 thereof in connection with any extension, renewal, refinancing or replacement of the Revolving Credit Agreement or any refinancing, in part but not in whole, of the Loan Document Obligations, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Collateral Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
          SECTION 9.19. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.
          SECTION 9.20. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

          SECTION 9.21. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of Holdings or the Borrower and relating to Holdings, the Borrower, the other Subsidiaries or their businesses may include material non-public information concerning Holdings, the Borrower and the other Affiliates of Holdings and their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including federal, state and foreign securities laws.
          (b) All such information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning Holdings, the Borrower and the other Affiliates of Holdings and their securities. Accordingly, each Lender represents to Holdings, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal, state and foreign securities laws.
ARTICLE X
Casualty and Condemnation Proceeds
     SECTION 10.01. Insurance Proceeds. All proceeds paid to the Collateral Agent under the property damage and machinery breakdown referred to in Section 5.02(b) shall, subject to the Intercreditor Agreement, be deposited by it in the Proceeds Collateral Account. If any payments under such policies are made to Holdings or any Subsidiary, such amounts shall be received only in trust for the Collateral Agent, shall be segregated from other funds of Holdings or such Subsidiary, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement). The Collateral Agent shall be entitled to participate in (and shall receive reasonable notice of) all negotiations and other proceedings relating to any claim in respect of any such policies, and neither Holdings nor any Subsidiary shall, without the prior approval of the Collateral Agent, make any compromise or settlement in connection with any such claim relating to a Casualty affecting assets having an aggregate book value or fair market value of $5,000,000 or more.
     SECTION 10.02. Disposition of Insurance Proceeds. (a) If there shall occur any Casualty in respect of which insurance proceeds not in excess of $85,000,000 are payable, insurance proceeds received in respect of such Casualty by the Collateral Agent (and retained by the Collateral Agent in accordance with the Intercreditor Agreement) may, upon request of the Borrower, be withdrawn from the Proceeds Collateral Account and paid to the Borrower for application to the repair or restoration of the damage or destruction giving rise to such Casualty (but not of any ABL Priority Collateral); provided that Holdings and the Subsidiaries shall have promptly commenced and shall be diligently continuing efforts to repair or restore the Krotz Springs Refinery, in compliance with all legal requirements, so that its value and utility shall be substantially equal to that of the Krotz Springs Refinery existing immediately prior to such Casualty; and provided further that the Collateral Agent may establish reasonable procedures for the monitoring of such repair or restoration and to ensure that such insurance proceeds are applied only to pay the proper costs of such repair or restoration.
          (b) Subject to Section 2.11(c), if there shall occur any Casualty in respect of which insurance proceeds in excess of $85,000,000 are payable, insurance proceeds received in respect of such Casualty by the Collateral Agent (and retained by the Collateral Agent in accordance with the Intercreditor Agreement) may be withdrawn from the Proceeds Collateral Account and paid to the Borrower for application to the repair or restoration of the damage or destruction giving rise to such Casualty (but not of any ABL Priority Collateral) if either (x) the Collateral Agent shall direct Holdings and the Subsidiaries to undertake such repair or restoration and shall make such proceeds available therefor or (y) each of the following conditions shall have been satisfied:
     (i) after giving effect to any proposed repair and restoration, such damage or destruction will not result in a Default or an Event of Default;
     (ii) the Collateral Agent shall have received, to the extent requested by the Collateral Agent, an opinion of counsel for the Borrower reasonably acceptable to the Collateral Agent to the effect that no Governmental Approval is necessary to proceed with the repair and restoration and that no amendment to this Agreement or any other Loan Document and no other instruments are necessary for the purpose of subjecting the repair or restoration to the Liens of the Security Documents, except such, if any, as shall have been delivered to the Collateral Agent (with such opinion stating that any such amendment or instrument has been duly executed and delivered by, and is a valid and binding agreement of, Holdings and the Subsidiaries and subjects such repair or restoration to the Liens of the Security Documents), and any permit or approval not yet obtained (and not ordinarily obtainable until a later stage of reconstruction) and the obtaining of which shall be reasonably expected in due course;
     (iii) the Collateral Agent shall have received such additional title insurance, title insurance endorsements, mechanic’s lien waiver certificates, opinions or other materials as it shall in its reasonable judgment consider necessary or appropriate in connection with such repair or restoration or to preserve or protect the Mortgages and the other Security Documents, the Liens thereunder and its rights hereunder and under the other Loan Documents;
     (iv) it shall be reasonably certain that the value and utility of the Krotz Springs Refinery as repaired or restored will be substantially equal to that of the Krotz Springs Refinery existing immediately prior to such Casualty and, if requested by the Collateral Agent, a report of an independent engineer retained by the Collateral Agent (at the expense of the Borrower) with respect thereto; and

     (v) in the case of a Material Casualty or Condemnation, a Proposed Work Plan, Proposed Work Budget and Proposed Obligations Service Plan shall have been accepted by the Collateral Agent;
provided that Holdings and the Subsidiaries shall have promptly commenced and shall be diligently continuing efforts to repair or restore the Krotz Springs Refinery, in compliance with all legal requirements, so that its value and utility shall be substantially equal to that of the Krotz Springs Refinery existing immediately prior to such Casualty. From time to time as such repair or restoration progresses, insurance proceeds in respect of such Casualty received by the Collateral Agent (and retained by the Collateral Agent in accordance with the Intercreditor Agreement) may be withdrawn from the Proceeds Collateral Account as needed to pay amounts then due and payable or required to be paid and paid over to or at the direction of the Borrower to pay for the cost of the repair or restoration in respect of which such insurance proceeds were received (but not of any ABL Priority Collateral), upon the Borrower’s written request and, to the extent requested by the Collateral Agent, (A) the presentation to the Collateral Agent of all documents, certificates and information with respect to such insurance proceeds and (B) delivery of a certificate of a Responsible Officer of each of Holdings and the Borrower (1) describing in reasonable detail the nature of the repair or restoration work in respect of which funds are then required, (2) stating the cost of such repair or restoration and the specific amount requested to be paid over to or upon the order of the Borrower and that such amount is requested to pay amounts then due and payable or required to be paid in respect thereof, (3) stating that a sufficient amount of funds (including unused and available commitments under the Permitted ABL Facility as to which all applicable conditions to borrowing are reasonably expected to be satisfied and the proceeds of any subordinated debt or equity financing) is or will be available to the Borrower on terms satisfactory to the Administrative Agent to complete the restoration of the Krotz Springs Refinery, and (4) stating that no Default or Event of Default has occurred and is continuing; provided that the Collateral Agent may establish procedures for the monitoring of such repair or restoration and to ensure that such insurance proceeds are applied only to pay the proper costs of such repair or restoration and that disbursements in respect of a Material Casualty or Condemnation may only be made upon verification by an independent engineer retained by the Collateral Agent of continuing compliance with any applicable Work Plan and Work Budget and by the Collateral Agent of compliance with any applicable Debt Service Plan.
          SECTION 10.03. Condemnation Proceeds. All compensation, awards and other payments or relief (including instruments) to which Holdings or any Subsidiary shall be entitled by law or otherwise in respect of any Condemnation (the “Condemnation Proceeds”) shall be paid directly to the Collateral Agent, and if paid to Holdings or any Subsidiary, such Condemnation Proceeds shall be received only in trust for the Collateral Agent, shall be segregated from other funds of Holdings or such Subsidiary and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement). All Condemnation Proceeds paid to the Collateral Agent shall be deposited by it in the Proceeds Collateral Account. The Collateral Agent shall be entitled to participate in (and shall receive reasonable notice of) all negotiations and other proceedings relating to any claim in respect of any

Condemnation, and neither Holdings nor any Subsidiary shall, without the prior approval of the Collateral Agent, make any compromise or settlement in connection with any such claim relating to a Condemnation affecting assets having an aggregate book value or fair market value of $5,000,000 or more.
          SECTION 10.04. Disposition of Condemnation Proceeds. Subject to Section 2.11(c), Condemnation Proceeds received in respect of any Condemnation by the Collateral Agent may be withdrawn from the Proceeds Collateral Account and paid to the Borrower for application to the restoration or replacement of the assets subject to such Condemnation, in the manner and upon the conditions set forth in respect of insurance proceeds under Section 10.02, mutatis mutandis, for restoration or replacement of such assets.
          SECTION 10.05. Material Casualty or Condemnation. (a) Within 30 days after the occurrence of any Material Casualty or Condemnation, the Borrower shall deliver to the Collateral Agent a certificate (the “Work Certificate”) of the Borrower, approved in writing by an independent engineer retained by the Collateral Agent (at the expense of the Borrower), (i) describing in reasonable detail the work to be done and property to be purchased in connection with the proposed repair or restoration of the Krotz Springs Refinery, including timing schedules (the “Proposed Work Plan”), (ii) stating in reasonable detail the amounts required to complete each stage of the Proposed Work Plan and the sources from which any amounts in excess of the insurance proceeds or Condemnation Proceeds received with respect to such Casualty or Condemnation are to be funded (the “Proposed Work Budget”) and (iii) setting forth in reasonable detail (including financial projections) the manner in which Holdings and the Subsidiaries will continue to meet their obligations (including all financial covenants) under the Loan Documents, the Permitted ABL Facility, the Crack Spread Hedging Agreement, the Earnout Agreement and the ExxonMobil Pipeline Supply Contracts (the “Proposed Obligations Service Plan”).
          (b) The Collateral Agent shall communicate to the Borrower not later than 30 days after receipt of the Work Certificate its satisfaction or dissatisfaction with the Proposed Work Plan, the Proposed Work Budget and the Proposed Obligations Service Plan. Any Proposed Work Plan, Proposed Work Budget or Proposed Obligations Service Plan may be rejected if, in the reasonable judgment of the Collateral Agent, (i) such Proposed Work Plan, Proposed Work Budget or Proposed Obligations Service Plan (A) could not reasonably be expected to be carried out or complied with, (B) would impair the value or transferability of the Collateral or the ability of the Lenders or their designees to operate the Krotz Springs Refinery upon exercise of remedies hereunder, (C) would not, in the reasonable judgment of the Collateral Agent, adequately assure the ability of Holdings and the Subsidiaries, during the repair or restoration of the Krotz Springs Refinery and thereafter, to perform their material obligations under the Loan Documents, the Permitted ABL Facility, the Crack Spread Hedging Agreement, the Earnout Agreement and the ExxonMobil Pipeline Supply Contracts, (ii) if such Proposed Work Plan or Proposed Work Budget would result in a reduction of the capacity of the Krotz Springs Refinery to a level below the level in effect prior to the applicable Casualty or Condemnation or (iii) if the Proposed Obligations Service Plan shows a deficit. If a

Proposed Work Plan, Proposed Work Budget and Proposed Obligations Service Plan have not been accepted by the Collateral Agent within 90 days after the occurrence of the applicable Material Casualty or Condemnation, a Terminal Casualty or Condemnation Event shall be deemed to have occurred for all purposes of this Agreement and all other Loan Documents.
          SECTION 10.06. Proceeds Collateral Account. Promptly upon the occurrence of the initial Casualty or Condemnation, the Borrower shall establish with or in the name of the Collateral Agent an account (the “Proceeds Collateral Account”) over which the Collateral Agent shall have control and rights of withdrawal, subject to the provisions of this Article X. There shall be deposited in the Proceeds Collateral Account the amounts required to be so deposited under Sections 10.01 and 10.03. Amounts on deposit in the Proceeds Collateral Account at any time shall be held by the Collateral Agent as security for the Secured Obligations, and shall be invested and reinvested by the Collateral Agent, in consultation with the Borrower, in Permitted Investments; provided that the investment of such amounts shall be controlled solely by the Collateral Agent during the continuance of any Default or Event of Default.
          SECTION 10.07. Default or Event of Default. If a Default or Event of Default shall have occurred and be continuing, then any provisions of this Article X to the contrary notwithstanding, any and all insurance proceeds and Condemnation Proceeds may be applied by the Collateral Agent to curing such Default or Event of Default, or may be held by the Collateral Agent as security for the Secured Obligations, and may be held, applied or realized upon as provided herein or in the other Loan Documents with respect to holding, applying or realizing upon Collateral after the occurrence of a Default or Event of Default.
          SECTION 10.08. Risk of Loss. Risk of loss of, damage to or destruction of the Collateral is and shall remain with Holdings and the Subsidiaries.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALON REFINING LOUISIANA, INC.,
by	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	President, Chief Executive Officer

ALON REFINING KROTZ SPRINGS, INC.,
by	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	President, Chief Executive Officer

CREDIT SUISSE, Cayman Islands Branch, individually and as Administrative Agent and Collateral Agent,
by	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

by	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

SIGNATURE PAGE TO THE
ALON REFINING KROTZ SPRINGS, INC.
TERM LOAN AGREEMENT

FORTRESS CREDIT CORP.
by	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President